Exhibit 2.1

ASSET PURCHASE AGREEMENT

dated as of

June 3, 2004

between

SERACARE LIFE SCIENCES, INC.

and

GENOMICS COLLABORATIVE, INC.

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(continued)

-ii-

(continued)

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(continued)

		Page
9.12	Expenses and Attorneys Fees	43

9.13	Specific Performance	43

ARTICLE X DEFINITIONS		43

EXHIBITS
EXHIBIT A	Escrow Agreement
EXHIBIT B	Representation Letter
EXHIBIT C	Bill of Sale
EXHIBIT D	Assignment of Lease and Landlord Consent and Estoppel
EXHIBIT E	Opinion of Seller’s Counsel
EXHIBIT F	Assignment and Assumption of Assigned Contracts
EXHIBIT G-1	Patent Assignment
EXHIBIT G-2	Trademark Assignment
EXHIBIT H	Non-Competition Agreement
EXHIBIT I	Assignment and Assumption of Assumed Liabilities
EXHIBIT J	Opinion of Buyer’s Counsel
EXHIBIT K	Certification Pursuant to Treasury Regulations Section 1.1445-2(b)(2)

-iv-

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is entered into as of June 3, 2004, between SeraCare Life Sciences, Inc., a California corporation (“Buyer”), and Genomics Collaborative, Inc., a Delaware corporation (“Seller”). Capitalized terms used herein and not otherwise defined are defined in ARTICLE X.

R E C I T A L S

WHEREAS, Seller owns certain assets more particularly described in this Agreement, used by it in the GCI Business; and

WHEREAS, Seller desires to sell and assign, and Buyer desires to purchase and assume, those assets and certain related liabilities for the consideration and on the terms and conditions described herein.

A G R E E M E N T

In consideration of the mutual promises contained herein and intending to be legally bound, the parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

1.1 Transfer of Purchased Assets. Subject to the terms and conditions of this Agreement, on the Closing Date, Seller will sell, transfer, assign and deliver to Buyer (or such direct or indirect subsidiary of Buyer as Buyer may designate), and Buyer will purchase from Seller all of Seller’s right, title and interest in and to all of Seller’s assets, rights and properties, of every kind or nature, except the Excluded Assets, free and clear of all Encumbrances other than Permitted Liens and the Assumed Liabilities (the “Purchased Assets”). The Purchased Assets include, but are not limited to, the following:

(a) Inventory. All of Seller’s inventories, including all merchandise, raw materials, work in progress, finished products and other tangible personal property held for sale or used in connection with the GCI Business as of the Closing Date, including, but not limited to the materials set forth on Section 1.1(a) of the Disclosure Schedule (the “Inventory”);

(b) Intellectual Property. All of the following intellectual property rights owned by Seller or to which Seller has transferable licensed rights, and which in each case are used by Seller in connection with the GCI Business and all rights in, arising out of, or associated therewith, including, but not limited to: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, research and development, formulas, process formulations, processes, proprietary information, technology, technical information, data lists, engineering procedures, standard operating procedures (including bills of materials) and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, domain names, common law trademarks and service marks, brand names, trademark and service mark registrations and applications therefor throughout the world; (vi) all software, including all software code recorded on or in any medium and whether embedded or in object code or source code form (excluding “shrink wrapped” software which is generally available to the public); (vii) all documentation of software design including, without limitation, the original design requirements, flowcharts, software specifications, notations explaining code, details of modifications, and descriptions and details of known software errors; (viii) all customer lists, mailing lists, and know-how; (ix) all works of authorship, databases and data collections and all rights therein throughout the world; and (x) any similar or equivalent rights to any of the foregoing anywhere in the world, together with the goodwill and the business appurtenant thereto and any rights, claims or choses in action relating to or deriving from any of the foregoing (each of the clauses (i) through and including (x) referenced above are collectively referred to herein as the “Intellectual Property”), including, without limitation, the specific items identified in Section 3.9 of the Disclosure Schedule;

(c) Personal Property and Capital Equipment. All of Seller’s tangible personal property and capital equipment, including, but not limited to, fixtures, servers and other computer equipment, vehicles, machinery and equipment, furniture, tools and supplies;

(d) Assigned Contracts. All rights of Seller under all Contracts, guarantees and warranties from third parties, including but not limited to the Contracts listed on any section of the Disclosure Schedule (and, in particular, those Contracts identified in Section 3.12 of the Disclosure Schedule), but excluding any Excluded Contract (the Contracts to be assigned to Buyer pursuant to this Section 1.1(d) are referred to herein as the “Assigned Contracts”);

(e) Real Property Interests. All real property, if any, owned by Seller and the leasehold interests listed on Section 1.1(e) of the Disclosure Schedule, including all leasehold improvements to the leased premises (the “Leasehold Interests”);

(f) Books and Records. Except as set forth in Section 1.3(b), all books and records and all files, documents, papers and agreements (including, but not limited to, those contained in computerized storage media) pertaining to the Purchased Assets, the Assumed Liabilities or otherwise relating to the GCI Business, including, but not limited to a copy of all books and records to be retained by Seller as Excluded Assets pursuant to Section 1.3(b); provided, however that Seller shall be entitled to retain, at Seller’s sole expense, a copy (“Seller’s Copies”) of those books and records necessary to permit Seller to perform its obligations under the Transaction Documents following the Closing, provided further that, for purposes of Section 5.1, all such Seller’s Copies shall be deemed to be the confidential information of Buyer;

(g) Permits. All of Seller’s rights under or in any transferable Permits, if any, relating to the GCI Business or the ownership or use of the Purchased Assets and equivalent documents;

(h) Accounts Receivable and Prepayments. All of Seller’s accounts receivable (including, without limitation, all accounts receivable arising from sales prior to the Closing

Date, even if the invoices relating to such sales have not been issued; provided, that such amounts are reflected in the calculation of Net Assets pursuant to Section 2.4), notes receivable, prepaid assets and expenses, deferred charges, credits, reserves and deposits paid by Seller, a list of which as of the date hereof is set forth in Section 1.1(h) of the Disclosure Schedule;

(i) Cash Equivalents. All of Seller’s cash on hand and cash equivalents (including, but not limited to, bank accounts and temporary cash investments), excluding the cash amount set forth in Section 1.1(i) of the Disclosure Schedule, provided that such excluded amount shall not be deemed to be “assets” for purposes of calculating Net Assets pursuant to Section 2.4;

(j) Sales Materials. All of Seller’s sales data and information, customer lists, supplier lists, mailing lists, catalogues, brochures, sales literature, promotional material, advertising material and other selling material;

(k) Corporate Name. The Genomics Collaborative corporate name;

(l) Case Report Forms and Related Data. All of Seller’s rights to the case report forms and other documentation delivered to Seller by the physician or other party collecting the donor samples that have been obtained by Seller, including all such completed case report forms for each donor sample included in the Inventory (or otherwise included in the Purchased Assets); and

(m) Other Assets. All of Seller’s other assets and rights relating to the GCI Business other than the Excluded Assets, not specifically enumerated or excluded herein, including goodwill associated therewith.

1.2 Intellectual Property License. To the extent Seller cannot for any reason sell or otherwise transfer all or any portion of the Intellectual Property, Seller hereby grants Buyer a worldwide, exclusive, royalty-free perpetual license to the Intellectual Property, including the right to sublicense the Intellectual Property to third parties and to use, copy, distribute, reproduce, modify and make derivative works from the Intellectual Property.

1.3 Assets Not Transferred. The following assets, rights and properties of Seller are specifically excluded from the Purchased Assets and shall be retained by Seller (the “Excluded Assets”):

(a) Tax Assets. Subject to the provisions of Section 2.9(d), pertaining to certain Tax refunds, any and all assets relating to Taxes of or paid by Seller, including without limitation Tax credits, Tax losses, other favorable Tax attributes (including the right to carry any such attributes forward or back, or otherwise apply them to another Tax period) and rights to or claims for Tax refunds;

(b) Corporate Assets. As set forth in Section 1.3(b) of the Disclosure Schedule, all nontransferable Permits, assets relating to Seller’s corporate functions (including, but not limited to, the corporate charter, taxpayer and other identification numbers, income tax and accounting records, seals, minute books and stock transfer books) and such other assets set forth on Section 1.3(b) of the Disclosure Schedule;

(c) Seller’s Rights. Seller’s rights under the Transaction Documents;

(d) Contracts Retained by Seller. Seller’s rights and obligations under those Contracts set forth in Section 1.3(d) of the Buyer’s Disclosure Schedule; and

(e) Certain Cash. The cash and cash equivalents withheld under Section 1.1(i).

ARTICLE II

CLOSING/PURCHASE PRICE/ASSUMPTION OF LIABILITIES

2.1 The Closing. The Closing will take place at the offices of O’Melveny & Myers LLP, 114 Pacifica, Suite 100, Irvine, California 92618, concurrently with the execution of this Agreement through the exchange of original or facsimile signature pages by the parties.

2.2 Purchase Price.

(a) Purchase Price. Subject to the terms and conditions of this Agreement, Buyer agrees to acquire the Purchased Assets from Seller and to pay Seller the following consideration: (a) shares of Buyer’s unregistered common stock (the “Buyer’s Shares”) having an aggregate value of $15,000,000, with the value per Buyer’s Share for this purpose to be deemed equal to the volume-weighted average closing price per share of Buyer’s common stock as reported by NASDAQ for the fifteen (15) trading days immediately preceding the Closing Date (the “Closing Price Per Share”); (b) a cash payment of $1,180,220 (the “Cash Payment”); and (c) the Earn-Out Payments provided for in Section 2.3 (the “Purchase Price”). For purposes of this Section 2.2(a), a “trading day” does not include any day in which no shares of the Buyer’s common stock were reported by NASDAQ as having been sold during such day.

(b) Payment of Purchase Price. At the Closing, Buyer shall (A) deliver the number of Buyer’s Shares provided in Section 2.2(a) (the “Initial Shares”) less (i) that number of the Buyer’s Shares having an aggregate value (with the value per Buyer’s Share for this purpose to be deemed equal to the Closing Price Per Share) equal to the Adjustment Amount (if any, as determined in accordance with Section 2.4) and (ii) that number of the Buyer’s Shares having an aggregate value (with the value per Buyer’s Share for this purpose to be deemed equal to the Closing Price Per Share) equal to $1,500,000 (the “Escrowed Shares”), to Seller and (B) deliver the Escrowed Shares to the escrow agent to be held subject to the provisions of the escrow agreement to be executed at the Closing in the form attached hereto as Exhibit A (the “Escrow Agreement”). At the Closing, Buyer shall make the Cash Payment to Seller. The term of the Escrow Agreement shall be for a period of 18 months from the Closing Date and shall be used to secure payment for indemnification claims made pursuant to ARTICLE VIII hereof. Buyer shall pay the first $5,000 of costs and fees of the escrow agent in connection with the Escrow Agreement and the administration of the Escrowed Shares. After such $5,000 cap has been exceeded, Buyer and Seller shall each pay one-half of all additional costs and fees of the escrow agent in connection with the Escrow Agreement and the administration of the Escrowed Shares. Seller shall be permitted to fund its obligations under the preceding sentence out of the then available Escrowed Shares.

2.3 Earn-Out Payments. Following the Closing Date, Buyer agrees to make additional payments in cash to Seller, calculated as set forth in this Section 2.3 (together, the

“Earn-Out Payments”), for each of (i) the one year period from and including July 1, 2004 through June 30, 2005 (the “First Earn-Out Period”) and (ii) the one year period from and including July 1, 2005 through June 30, 2006 (the “Second Earn-Out Period” and together with the First Earn-Out Period, the “Earn-Out Periods”), which Earn-Out Payments will be paid to Seller (or, after a dissolution of Seller, to not more than an aggregate of 50 persons at the address, account and in the proportions set forth in a writing delivered by Seller to Buyer in accordance with Section 9.5) in accordance with Section 2.3(c) below by wire transfer (or, at Buyer’s discretion for any payee other than Seller, by check) of immediately available funds.

(a) Calculation of Earn-Out Payment. The Earn-Out Payment for each Earn-Out Period shall be calculated as follows:

(i) in the event that Net Sales for the First Earn-Out Period exceed $6,100,000, Seller will receive an Earn-Out Payment equal to fifty percent (50%) of the amount by which the Net Sales for such period exceeds $6,100,000 (the “First Earn-Out Payment”); and

(ii) in the event that Net Sales for the Second Earn-Out Period exceed $9,000,000, Seller will receive an Earn-Out Payment equal to fifty percent (50%) of the amount by which the Net Sales for such period exceeds $9,000,000 (the “Second Earn-Out Payment”).

(b) Written Report. Within seventy five (75) days after the end of each Earn-Out Period, Buyer shall calculate the Net Sales for such Earn-Out Period and shall deliver to Seller a report setting forth in reasonable detail the amount of Net Sales for such Earn-Out Period and the amount, kind and nature of any sales, licenses or transfers of GCI Access or GCI Repository goods or services that was to any Affiliate or Associate of Buyer. Each written report delivered to Seller shall be accompanied by documentation appropriate to support the calculation of Net Sales for such Earn-Out Period. Each written report and the accompanying back-up documentation for any Earn-Out Period are collectively referred to herein as the “Written Report.” The Written Report shall be used for purposes of determining the Earn-Out Payment, if any, to be delivered to Seller in accordance with Section 2.3(c). Each Written Report shall be accompanied by a certificate signed by the chief financial officer of Buyer stating that the information on such Written Report has been derived from the books and records of Buyer, in conformity with GAAP, consistently applied (except as otherwise required by this Agreement), and that such information is complete and accurate in all material respects.

(c) Payment of Earn-Out Payment. For each Earn-Out Period, Buyer shall pay Seller (or its designees) the amount, if any, of the Earn-Out Payments due to Seller, as follows:

(i) with respect to the First Earn-Out Period, Buyer shall pay Seller, on or before the date that is 75 days after the end of the First Earn-Out Period, the amount of the First Earn-Out Payment (if any); and

(ii) with respect to the Second Earn-Out Period, Buyer shall pay Seller, on or before the date that is 75 days after the end of the Second Earn-Out Period, the amount of the Second Earn-Out Payment (if any).

(d) Resolution of Disputes.

(i) Seller, together with such legal, financial or business counsel as it may deem appropriate, shall, from time to time (but not more than once in any Earn-Out Period) upon reasonable notice to Buyer, be given reasonable access to the sales and accounting records of Buyer for the purpose of verifying Net Sales. Seller hereby agrees that all information given to Seller or its representatives for the purpose of verifying Net Sales shall be kept confidential by such Persons and shall not be used except for the purpose of verifying Net Sales. The books and records of Buyer shall be made available to Seller or its representatives in Oceanside, California; provided that Seller shall be permitted to make copies of the records Seller reviews, subject to the reasonable discretion of Buyer. The costs of reviewing the books and records of Buyer shall be borne by Seller, unless a discrepancy of at least 7.5% in favor of Seller (i.e. meaning that Net Sales were understated by Buyer by at least 7.5%) is found by Seller and agreed to by Buyer or as otherwise provided in Section 2.3(d)(ii), in which event Buyer shall promptly (and without setoff) reimburse Seller for such costs.

(ii) If Seller disagrees with any Written Report(s) delivered to Seller during any Earn-Out Period pursuant to Section 2.3(b), then, within thirty (30) days after the receipt by Seller of the applicable Written Report (such 30 day period to be automatically tolled by reason of Buyer’s failure to make sufficient books and records timely available to Seller in accordance with Section 2.3(d)(i)), Seller shall notify Buyer of its objections to the Written Report(s). If Seller has not notified Buyer of an objection within such thirty (30) day period, the applicable Written Report shall be deemed final and conclusive. Otherwise, Buyer and Seller shall review the Written Report(s) and attempt in good faith to resolve their differences. If Buyer and Seller cannot reach an amicable resolution of the matter, then they shall request a mutually agreed upon nationally recognized, independent certified public accounting firm, other than Buyer’s or Seller’s respective accounting firms, to (i) review the Written Report(s), (ii) make its determination of Net Sales for the Earn-Out Period in dispute, and (iii) notify the parties of its determination. The determination of such firm shall be final and conclusive. The firm’s costs shall be borne equally by Buyer and Seller.

(iii) Within fifteen (15) days following the determination of Net Sales for the Earn-Out Period in dispute, Buyer shall pay to Seller the amount of any Earn-Out Payment determined to be paid to Seller in accordance with this Section 2.3(d).

(e) Operation of the GCI Business. During the Earn-Out Periods, Buyer shall operate the GCI Business in good faith and shall not take actions the primary purpose of which is to lower the potential Earn-Out Payments.

2.4 Purchase Price Adjustment. At the Closing, Seller shall deliver a balance sheet setting forth the Net Assets of Seller as of the last business day immediately prior to the Closing Date. If the Net Assets of Seller as of such date are not greater than or equal to $3,000,000, then the Purchase Price shall be reduced, on a dollar-for-dollar basis, by the amount by which the Net Assets of the Seller are less than $3,000,000 (the “Adjustment Amount”).

2.5 Instruments of Conveyance and Transfer. On the Closing Date, Seller shall execute and deliver or cause to be delivered to Buyer the closing deliveries identified in Section 6.1, and Buyer shall execute and deliver or cause to be delivered to Seller the closing deliveries identified in Section 6.2.

2.6 Assumption of Certain Liabilities.

(a) Excluded Liabilities. Except for liabilities and obligations specifically assumed pursuant to Section 2.6(b) below or for which Buyer expressly assumes responsibility under this Agreement, Buyer shall not assume, shall not take the Purchased Assets subject to, and shall not be liable for, any liabilities or obligations of any kind or nature, whether absolute, contingent, accrued, known or unknown, of Seller or any Affiliate of Seller (the “Excluded Liabilities”), including, but not limited to, the following:

(i) any liabilities or obligations incurred, arising from or out of, or in connection with Seller’s operations (including but not limited to those liabilities set forth in Section 3.21(a) of the Disclosure Schedule), the condition of its assets or places of business, or its ownership or use of the Purchased Assets, occurring prior to the Closing Date, or the issuance, sale, repayment or repurchase of any of its securities;

(ii) any liabilities or obligations incurred, arising from or out of, in connection with or as a result of any alleged or actual defect in any product or in connection with any alleged or actual breach of warranty (whether express or implied) in relation to any product sold by Seller prior to the Closing Date;

(iii) any liabilities or obligations (other than the post January 1, 2004 ordinary course liabilities of Seller specified in clause (ii) of Section 2.6(b) of the Disclosure Schedule) incurred by Seller under any Contract of Seller to the extent that the liability or obligation arises out of any act or omission prior to the Closing Date (including, but not limited to obligations of Seller under indemnification provisions of any such Contract to the extent the claim for indemnification arises out of any act or omission prior to the Closing Date);

(iv) any liabilities or obligations (whether assessed or unassessed) for Taxes of Seller or any other person other than Buyer, except for prorated Taxes, to the extent allocated to Buyer under Section 2.9;

(v) any fees and expenses of Seller in connection with the Transactions;

(vi) any liabilities or obligations to or with respect to former or current officers, directors, employees, consultants or Affiliates of Seller, including without limitation any liabilities or obligations of Seller in connection with (1) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance (including the severance obligations set forth on Section 3.18(e) of the Disclosure Schedule), welfare or incentive plan, agreement or arrangement, (2) any plan, agreement or arrangement providing for “fringe benefits” or perquisites to employees, officers, directors or agents, including but not limited to, benefits relating to company automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, medical, dental, hospitalization, life insurance and other types of insurance, (3) any employment or severance agreement or arrangement, whether or not written, between Seller and any person (3) any retiree health or other benefit plan, agreement or arrangement, (4) any collective bargaining, labor or employment agreement or other similar arrangement or (5) any other employee benefit plan, agreement or similar arrangement;

(vii) any liabilities or obligations of any nature to stockholders or former stockholders of Seller;

(viii) any liabilities or obligations of Seller arising out of any wrongful or unlawful violation or infringement of any Intellectual Property of any person or entity arising from facts or circumstances occurring prior to the Closing Date;

(ix) debts, expenses, obligations or liabilities of Seller arising out of any claim, Action, suit or proceeding involving Seller, the GCI Business or the Purchased Assets pending as of the Closing Date or arising out of or relating to matters or events occurring on or prior to the Closing Date;

(x) any liabilities or obligations of Seller incurred, arising from or out of or in connection with this Agreement or the other Transaction Documents or the events or negotiations leading up to this Agreement;

(xi) any liability or obligation related to any site where Seller or any of its Affiliates disposed of Hazardous Substances;

(xii) (a) indebtedness for borrowed money or for the deferred purchase price of property or services (other than trade payables included in Section 2.6(b) of the Disclosure Schedule) in respect of which Seller is liable, contingent or otherwise, as obligor or otherwise and any commitment by which Seller assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit; (b) indebtedness guaranteed in any manner by Seller, including a guarantee in the form of an agreement to repurchase or reimburse; (c) obligations under Leasehold Interests in respect of which Seller is liable, contingent or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations Seller assures a creditor against loss; and (d) all interest, prepayment penalties, premiums, fees and expenses payable with respect to any of the foregoing;

(xiii) any liabilities which Buyer may become liable for as a result of or in connection with the failure by Seller to comply with any bulk sale or bulk transfer laws (which Buyer and Seller each hereby waive compliance with) or as a result of any “defacto merger” or “successor in interest” theories of liabilities;

(xiv) any liabilities to the extent relating to violations or alleged violations of, or any liabilities or obligations under, Law that arise from the operation of the GCI Business prior to the Closing;

(xv) all intercompany liabilities and obligations of Seller; or

(xvi) any liabilities or obligations arising out of or relating to the Rotterdam Realty Litigation.

(b) Assumed Liabilities. Notwithstanding Section 2.6(a), Buyer shall assume only those liabilities and obligations specifically identified in Section 2.6(b) of the Disclosure Schedule.

2.7 Tax Allocation. The Purchase Price and the Assumed Liabilities shall be allocated by Buyer among the Purchased Assets in accordance with an appraisal conducted by an appraisal firm reasonably satisfactory to Buyer and in the manner required by Section 1060 of the Code and regulations thereunder. Buyer shall deliver to Seller a copy of such allocation within seventy five (75) days after the Closing. Buyer and Seller agree to each prepare and file on a timely basis with the Internal Revenue Service substantially identical initial and supplemental Internal Revenue Service Forms 8594 “Asset Acquisition Statements Under Section 1060” consistent with such allocation and giving effect to any Adjustment Amount determined in accordance with Section 2.4.

2.8 Transfer Taxes. Buyer and Seller shall cooperate in preparing and filing Tax Returns with respect to any transfer, documentary use, sales, registration, value-added and other similar Taxes and related fees (including any penalties, interest and additions to Tax) (“Transfer Taxes”) relating to, and Seller shall pay and be wholly responsible for any and all such Transfer Taxes due with regard to, the Transactions.

2.9 Prorations.

(a) Subject to Section 2.8, at the Closing, any ad valorem, use, real and personal property and similar Taxes, installments or special assessments arising from, or relating to, the Purchased Assets or the conduct of the GCI Business, which were paid before the Closing Date and relate to periods both before and after the Closing Date, shall be prorated and adjusted between Seller and Buyer as of the Closing Date on a per diem basis, and Buyer shall be responsible for and pay to Seller the portion of such amounts allocable to the period or portion thereof beginning after the Closing Date.

(b) Subject to Section 2.8, after the Closing, any ad valorem, use, real and personal property and similar Taxes, installments or special assessments arising from, or relating to, the Purchased Assets or the conduct of the GCI Business, which become due and payable by Buyer on or after the Closing Date and relate to periods both before and after the Closing Date, shall be prorated and adjusted between Seller and Buyer as of the Closing Date on a per diem basis, and Seller shall be responsible for and pay to Buyer the portion of such amounts allocable to the period or portion thereof ending on the Closing Date for which payment is due after the Closing Date within ten (10) business days after Buyer provides written notice of the amount of such Taxes and a calculation of the portion allocable to Seller.

(c) Subject to Section 2.8, after the Closing, any ad valorem, use, real and personal property and similar Taxes, installments or special assessments arising from, or relating to, the Purchased Assets or the conduct of the GCI Business, which become due and payable by

Seller on or after the Closing Date and relate to periods both before and after the Closing Date, shall be prorated and adjusted between Seller and Buyer as of the Closing Date on a per diem basis, and Buyer shall be responsible for and pay to Seller the portion of such amounts allocable to the period or portion thereof beginning after the Closing Date for which payment is due after the Closing Date within ten (10) business days after Seller provides written notice of the amount of such Taxes and a calculation of the portion allocable to Buyer.

(d) All refunds of Taxes described in paragraphs (a), (b) and (c) shall be prorated and adjusted between Seller and Buyer as of the Closing Date on a per diem basis, and the party receiving such refund shall pay to the other party the portion of such refunds allocable to the other party (which in the case of Seller, shall be the portion thereof allocable to the period ending on the Closing Date, and in the case of Buyer, shall be the portion thereof allocable to the period beginning after the Closing Date) within five (5) business days.

(e) Buyer shall timely pay all Taxes described in paragraph (b) when due and payable and shall be solely responsible for any and all interest and penalties arising from any failure to make such timely payments, except to the extent attributable to Seller’s failure to comply with paragraph (b). Seller shall timely pay all Taxes described in paragraph (c) when due and payable and shall be solely responsible for any and all interest and penalties arising from any failure to make such timely payments, except to the extent attributable to Buyer’s failure to comply with paragraph (c).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as otherwise indicated on the Disclosure Schedule previously delivered to Buyer and attached hereto, Seller represents and warrants to Buyer as follows:

3.1 Organization, Corporate Power and Authority.

(a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign corporation in the jurisdictions in which Seller conducts its business, except where the failure to so qualify would not be reasonably expected to have a material adverse effect on the GCI Business. Seller has all requisite corporate power and authority to own, operate and lease the Purchased Assets, to conduct the GCI Business, to execute and deliver the Transaction Documents and to perform its obligations thereunder.

(b) Seller has no subsidiaries and owns no capital stock of, or any equity interest of any nature, in any other entity. Seller has not agreed, and is not obligated to make, nor is Seller bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect under which Seller may become obligated to make, any future investment in or capital contribution to any other entity. Seller has not, at any time, been a general partner of any general partnership, limited partnership or other entity.

3.2 Authorization and Approval of Agreements.

(a) The affirmative vote of the holders of at least 60% of the outstanding shares of the Series E Preferred Stock of the Seller is the only stockholder vote required for approval of the Transactions, including but not limited to the sale of all or substantially all of Seller’s assets in accordance with the provisions of Seller’s charter documents, the Delaware General Corporation Law and any other applicable law (the “Required Stockholder Approval”). The Required Stockholder Approval has been obtained by Seller as of the date hereof.

(b) The execution, delivery and performance by Seller of the Transaction Documents, and the consummation by Seller of the Transactions, has been duly authorized by all necessary corporate action by Seller. This Agreement and each other Transaction Document has been duly executed and delivered by Seller and constitutes, or will, when delivered, constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws and equitable principles relating to or limiting creditors’ rights generally.

3.3 Effect of Agreement. Except as set forth in Section 3.3 of the Disclosure Schedule, the execution, delivery and performance by Seller of the Transaction Documents, and the consummation by Seller of the Transactions, will not violate the charter documents or bylaws of Seller or any Law to which Seller is subject, or any judgment, award or decree or any indenture, agreement or other instrument to which Seller is a party, or by which Seller or the Purchased Assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any Encumbrance of any nature whatsoever upon any of the Purchased Assets.

3.4 Approvals. Except as set forth in Section 3.4 of the Disclosure Schedule, no Approval or Order or action of or filing with any Governmental Entity or other Person (including, but not limited to any third party consents to be obtained in connection with any real property lease or other Material Contract) is required to be obtained by Seller for the execution and delivery by Seller of the Transaction Documents or the consummation by it of the Transactions.

3.5 Permits. Section 3.5 of the Disclosure Schedule sets forth each Permit (and applications therefor) obtained by Seller in connection with the conduct of the GCI Business or the ownership or use of the Purchased Assets together with the name of the Governmental Entity issuing such Permit. Such Permits are valid and in full force and effect. Except as set forth in Section 3.5 of the Disclosure Schedule, all such Permits are freely transferable by Seller, and upon Closing, Buyer will have all right, title and interest of the holder thereof. All Permits necessary in connection with the operation of the GCI Business as presently conducted have been obtained. To Seller’s Knowledge, no suspension, cancellation or termination of any Permits required by any Governmental Entity to permit the GCI Business to be conducted is threatened or imminent.

3.6 Financial Statements.

(a) Seller has previously delivered to Buyer accurate and complete copies of (i) the audited balance sheets of Seller at December 31, 2001, December 31, 2002 and December 31, 2003 and the related audited statements of operations, stockholders’ equity and cash flows for the period and years then ended, and (ii) the unaudited consolidated balance sheet of Seller at March 31, 2004, and the related unaudited statements of operations, stockholders’ equity and cash flows for the three (3) months then ended (collectively, the financial statements described in clauses (i) and (ii) of this Section 3.6(a) are referred to herein as the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Buyer at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited Financial Statements may not contain footnotes and are subject to reasonable and customary year-end adjustments and such other adjustments as are noted therein or which are otherwise consistent with Seller’s past practices.

(b) Seller does not have any material liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise), which would be required to be disclosed on the Financial Statements under GAAP, except for: (i) liabilities or obligations reflected or reserved against in full in the unaudited balance sheet of Seller at March 31, 2004 (the “Balance Sheet”), (ii) liabilities disclosed on Section 3.6(b) of the Disclosure Schedule, and (iii) current liabilities incurred by Seller in the ordinary course of business (consistent with past practices) since March 31, 2004 (the “Balance Sheet Date”), each of which has been appropriately recorded in the Seller’s books.

3.7 Absence of Certain Changes. Except as set forth in Section 3.7 of the Disclosure Schedule, since December 31, 2003, Seller has not:

(a) conducted its business other than in the usual and ordinary manner and in the ordinary course of business, including making all regularly scheduled payments and commitments (e.g., payroll, taxes, rent and lease payments) as such payments and commitments come due;

(b) suffered any material adverse change in its working capital, financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business or operations or any other change in or event affecting Seller or the GCI Business that has had or may reasonably be expected to have a material adverse effect on Seller or the GCI Business, provided, however, that if Seller’s financial performance and condition since December 31, 2003 are consistent with past periods, such performance or condition shall not be deemed to be a material adverse change;

(c) waived any claims or rights of Seller of substantial value;

(d) sold, transferred or otherwise disposed of any of Seller’s properties or assets (real, personal or mixed, tangible or intangible) with a value of $10,000 or more except in the ordinary course of business and consistent with past practice;

(e) (1) disposed of or permitted to lapse any material Intellectual Property rights, or (2) disclosed to any person other than representatives of Buyer or third parties subject to confidentiality or non-disclosure agreements (copies of which have been delivered to Buyer) any trade secret, formulas, process formulations, processes, standard operating procedures (including bills of materials) or know-how of Seller not theretofore a matter of public knowledge;

(f) granted any increase in the compensation of Seller’s employees (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any employee of Seller other than increases reasonable in amount and in the ordinary course of business;

(g) made any loan, guaranty or other extension of credit, or entered into any commitment to make any loan, guaranty or other extension of credit, to or for the benefit of any director, officer, employee, stockholder or any of its Associates or Affiliates;

(h) declared, issued, made or paid any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other thing of value;

(i) made any special or extraordinary payments to any Person;

(j) made any material investment, by purchase, contributions to capital, property transfers, or otherwise, in any Person;

(k) issued, sold, redeemed or acquired for value any debt obligations or equity of Seller;

(l) failed to maintain or repair any Purchased Asset in accordance with customary maintenance and repair procedures;

(m) made any change in any method of accounting or accounting practice; or

(n) agreed, whether in writing or otherwise, to take any action described in this Section 3.7.

3.8 Capitalization. Section 3.8 of the Disclosure Schedule sets forth the authorized, issued and outstanding shares of capital stock of Seller as of the date hereof. All issued and outstanding shares of capital stock of Seller are validly issued, fully paid and nonassessable. Except for the shares of capital stock set forth on Section 3.8 of the Disclosure Schedule, there are no other issued and outstanding shares of capital stock of Seller, or securities convertible into or exchangeable or exercisable for shares of capital stock, outstanding, and there are no outstanding options, warrants, rights, contracts, commitments, understandings or arrangements by which Seller is bound to issue, transfer, repurchase, redeem or otherwise acquire or retire any shares of capital stock or other securities of Seller.

3.9 Intellectual Property.

(a) Except for Intellectual Property which has a value, in the aggregate, of less than $25,000, Section 3.9(a) of the Disclosure Schedule lists all of the separately identifiable Intellectual Property owned by Seller, including:

(i) all patents held by Seller and all pending patent applications by Seller, including for each such patent the serial or patent number, country, filing and expiration date and title;

(ii) all registered trademarks and service marks of Seller, and all pending applications for registration by Seller of trademarks, including for each such trademark or service mark, the registration or application number, country, filing and expiration date;

(iii) all registered copyrights of Seller and all applications by Seller for registration of copyrights, including the registration number, country and filing and expiration date of each such copyright;

(iv) all domain names and unregistered Intellectual Property owned or used by Seller;

(v) all licenses by Seller to any Person of (A) any of the rights identified in subparagraphs (i) through (iv) above, and (B) any of Seller’s other proprietary information; and

(vi) all licenses by any other Person to Seller of any Intellectual Property, other than incidental, “off the shelf,” “shrink-wrap,” or “click-wrap” licenses of Intellectual Property.

(b) Each license, sublicense or other agreement identified in Section 3.9 of the Disclosure Schedule (each a “Seller License”) is a valid and binding obligation of Seller, enforceable in accordance with its terms. With respect to each Seller License, there is no default (or event that with the giving of notice or passage of time would constitute a default) by Seller or, to the Knowledge of Seller, the other party thereto. Seller has not received any written notice (and Seller has no Knowledge) of claims asserted by any Person to use any patents, trademarks, service marks, trade names, copyrights, technology, know-how or processes licensed by or to Seller or challenging or questioning the validity or effectiveness of any Seller License.

(c) Except for Permitted Liens, Seller has good title to, or otherwise possesses adequate rights to use pursuant to one or more of the licenses described in Section 3.9(a)(vi) of the Disclosure Schedule, all Intellectual Property necessary to permit Seller to conduct the GCI Business and operations of Seller in substantially the same manner as it had been conducted during the last fiscal year and immediately prior to the date hereof.

(d) The domain names listed in Section 3.9(a)(iv) of the Disclosure Schedule are validly registered in the name of Seller. Seller owns and has title to, and, to Seller’s Knowledge, has the exclusive right to use, all of such domain names.

(e) All of the licenses listed in Section 3.9(a)(v) of the Disclosure Schedule are assignable and will be assigned to the Buyer at the Closing.

(f) The employees and consultants of Seller have taken all actions necessary to irrevocably assign or otherwise transfer to Seller all of their respective right, title and interest, if any, in and to any Intellectual Property rights owned by them which are necessary to permit Seller to conduct the business and operations of Seller in substantially the same manner as it had been conducted during the last fiscal year and immediately prior to the date hereof.

(g) Seller has not received any written (or, to its Knowledge, oral) threat, demand or notice of claim from any person or entity asserting that Seller’s use of any of the Intellectual Property or the registration thereof constitutes any infringement, interference, violation, misappropriation, breach or wrongful use of the intellectual property rights of any other Person, and Seller is not a party to any Action or Order restricting in any manner the use, transfer, or licensing by Seller of any Intellectual Property, or which may affect the validity, use or enforceability of such Intellectual Property by Seller.

(h) Buyer’s use of the Purchased Assets, including without limitation, the Intellectual Property, in connection with the operation of the GCI Business in substantially the same manner as it had been conducted during the last fiscal year and immediately prior to the date hereof by Seller, will not, to Seller’s Knowledge and so long as Buyer operates in accordance with the terms of any applicable Assigned Contract (to the extent that Seller had done so during the last fiscal year and immediately prior to the date hereof), infringe any third party rights, including, without limitation, proprietary rights, intellectual property rights, moral rights and privacy rights.

(i) Except as set forth in Section 3.9(i) of the Disclosure Schedule, the disclosure by Seller, and the use and further disclosure by Buyer to Affiliates of Buyer or other Persons, of all customer, vendor and supplier data assigned to Buyer hereunder will not, to Seller’s Knowledge and so long as Buyer operates in accordance with all applicable Laws and the terms of any applicable Assigned Contracts, violate any privacy policy, data-sharing agreement, confidentiality agreement or non-disclosure agreement to which Seller is a party, or, to Seller’s Knowledge, infringe or violate the privacy rights of any party.

3.10 Customers and Suppliers. Section 3.10 of the Disclosure Schedule lists the names of and describes all Contracts with and the dollar amount of sales to (or purchases by), the ten largest customers (the “Material Customers”) and ten most significant suppliers (the “Material Suppliers”) of Seller during the last fiscal year. Except as disclosed in Section 3.10 of the Disclosure Schedule, as of the Closing Date, Seller has not, since January 1, 2004, received notice that (i) any of the Material Customers has ceased, or will cease, to use Seller’s products and services during the six-month period immediately following the Closing Date, or (ii) any of the Material Suppliers has ceased, or will cease, selling its products and services to Seller on terms consistent with its past practices, during the six-month period immediately following the Closing Date.

3.11 Tax Matters.

(a) Seller has timely filed all Tax Returns required of it and has timely paid all Taxes shown thereon to be due; Seller also will timely file all Tax Returns that Seller is obligated to file subsequent to the Closing with respect to the GCI Business or the Purchased Assets. All such Tax Returns are and will be complete and accurate in all material respects. There are no Encumbrances with respect to Taxes upon any of the Purchased Assets, other than liens for Taxes not yet due and payable. All amounts required to be paid or withheld with respect to any employee, independent contractor, creditor, stockholder, or other third party, have been timely paid or withheld.

(b) No Governmental Entity has examined or is in the process of examining any non-Income Tax Return of Seller. No Governmental Entity has proposed in writing any deficiency, assessment or claim for non-Income Taxes and, to Seller’s Knowledge, there is no basis for any such delinquency, assessment or claim. No waiver of, or extension of time with respect to, the statute of limitations with respect to non-Income Tax Returns of Seller has been given by or requested from Seller. Except as expressly set forth in this Agreement, Seller is not a party to any Tax sharing or Tax allocation agreement with respect to the GCI Business, and none of the Purchased Assets are encumbered by any such agreement.

(c) None of the Purchased Assets is “tax-exempt use property” within the meaning of Section 168(h) of the Code. Seller is not a person other than a United States person within the meaning of the Code. None of the Purchased Assets is property that is required to be treated as being owned by any other person pursuant to the so-called safe harbor lease provisions of former Section 168(f)(8) of the Code. None of the Purchased Assets directly or indirectly secure any debt, the interest on which is tax-exempt under Section 103(a) of the Code.

(d) The representations set forth in this Section 3.11 constitute all of the Seller’s representations under this Agreement relating to Taxes, and no other representation herein shall be interpreted as extending to Taxes.

3.12 Material Contracts. Section 3.12 of the Disclosure Schedule lists each Material Contract to which Seller is a party or to which Seller or the Purchased Assets are subject or by which Seller or the Purchased Assets are bound. The following Contracts shall be deemed to be “Material Contracts” with respect to Seller: any Contract that (a) after the Balance Sheet Date obligates Seller and/or Buyer to pay an amount of $25,000 or more, irrespective of whether or not Seller or Buyer makes any voluntary purchases (i.e. purchases not required to be made under the applicable Contract) under the Contract, (b) the GCI Business is substantially dependent upon or which is otherwise material to the GCI Business, (c) provides for an extension of credit to or from Seller (other than to customers or vendors pursuant to accounts receivable or payable in the ordinary course), (d) limits or restricts the ability of Seller in any material respect to compete or otherwise to conduct the GCI Business in any manner or place, (e) provides for a guaranty or indemnity by Seller (other than customary indemnification obligations entered into by Seller in the ordinary course of its business), (f) grants a power of attorney, agency or similar authority to another Person, (g) grants a right to, or obligation of, any Affiliate, officer or director or any Associate of Seller, (h) requires Seller to buy or sell goods or services with respect to which Seller reasonably expects that there will be material losses or will be costs and expenses materially in excess of expected receipts, or (i) was not made in the ordinary course of business. Each Material Contract is valid and subsisting; Seller has duly performed all its obligations thereunder to the extent that such obligations to perform have accrued; and no breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by Seller, or, to the Knowledge of Seller, any other party or obligor with respect thereto, has occurred or as a result of the Transactions will occur. True and complete copies of the Material Contracts listed on Section 3.12 of the Disclosure Schedule, including all amendments and supplements thereto, have been delivered to Buyer, together with full, complete and accurate descriptions of all oral Material Contracts. Seller’s monetary obligation under outstanding orders for tissue and other materials from its third party collection sources are less than $20,000 in the aggregate as of the Closing Date.

3.13 Condition of Property. Seller has good title to, free of any Encumbrances, all of the Purchased Assets, except for Permitted Liens. All material Leasehold Interests held by Seller as lessee are held under valid, binding and enforceable leases. All of the Purchased Assets are in good operating condition and in a state of reasonable maintenance and repair, excepting ordinary wear and tear, as required for their use in the GCI Business.

3.14 Use of Leasehold Interests. All Leasehold Interests are used and operated in compliance and conformity with all applicable leases and Contracts. Seller has not received any written notice of any violation of any applicable zoning or building regulation or ordinance relating to the Leasehold Interests and, to the Knowledge of Seller, there is no such violation.

3.15 No Default, Violations or Legal Proceedings.

(a) To the Knowledge of Seller, Seller is not in violation of any Law, regulation or order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, Laws, regulations, Orders, restrictions and compliance schedules applicable to environmental standards and controls, wages and hours, civil rights and occupational health and safety), and Seller has not received any written notice of claimed noncompliance. To the Knowledge of Seller, the forms, procedures and practices of Seller are in compliance with all such Laws, to the extent applicable.

(b) There is no Order or Action pending, or, to the Knowledge of Seller, threatened, against or affecting Seller or the Purchased Assets that individually or when aggregated with one or more other Orders or Actions has or might reasonably be expected to have a material adverse effect on the GCI Business or on Seller’s ability to perform its obligations under the Transaction Documents. Section 3.15 of the Disclosure Schedule lists each Order and each Action that involves a claim or potential claim of aggregate liability in excess of $10,000 against, or that enjoins or seeks to enjoin any activity by, Seller or any Affiliate of Seller. There is no matter or other Action as to which Seller or any Affiliate of Seller has received any notice, claim or assertion, or, to the Knowledge of Seller, which otherwise has been threatened or is reasonably expected to be threatened or initiated, against or affecting any director, officer, employee, agent or representative of Seller or any other Person, which relates to the GCI Business.

3.16 Insurance. Seller is insured with reputable insurers against all risks normally insured against by companies engaged in similar businesses. All insurance policies and bonds are in full force and effect. Section 3.16 of the Disclosure Schedule lists all insurance policies and bonds maintained by Seller that are material to the GCI Business or the Purchased Assets. Seller is not in default under any such policy or bond and has not received any written notice of cancellation of any such policy or bond. Except as set forth on Section 3.16 of the Disclosure Schedule, Seller has timely filed claims with its insurers with respect to all matters and occurrences for which Seller believes it has coverage. Seller has not received any notice or other indication from any insurer or agent of any intent to cancel or not to renew any of such insurance policies.

3.17 Employee Benefits.

(a) Employee Benefit Plans and Similar Arrangements.

(i) Section 3.17 of the Disclosure Schedule lists all employee benefit, compensation and fringe benefit plans and arrangements, including without limitation, any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) to which Seller is or ever has been a party or by which Seller is or ever has been bound, legally or otherwise.

(ii) To the Knowledge of Seller, Seller has delivered to Buyer true and complete copies of all documents and summary plan descriptions with respect to such plans, agreements and arrangements, or summary descriptions of any such plans, agreements or arrangements not otherwise in writing.

(iii) There are no negotiations, demands or proposals that are pending or have been made which concern matters now covered, or that would be covered, by plans, agreements or arrangements of the type described in this section.

(iv) Seller and each trade or business (whether or not incorporated) that is a member of a group of which Seller is a member and which is under common control within the meaning of Section 414(b) and (c) of the Code (“ERISA Affiliate”) are in material compliance with the applicable provisions of ERISA and all other Laws applicable with respect to all such plans, agreements and arrangements and to all group health plans of any ERISA Affiliate. Seller and its respective ERISA Affiliates have performed all material obligations under all such plans, agreements and arrangements. There are no Actions (other than routine claims for benefits) pending or, to Seller’s Knowledge, threatened against such plans or their assets, or arising out of such plans, agreements or arrangements, and, to the Knowledge of Seller, no facts exist which could give rise to any such Actions that would have a material adverse effect on the GCI Business or the Purchased Assets.

(b) Qualified Stock, Pension and Profit-Sharing Plans. No plan listed in Section 3.17 of the Disclosure Schedule (other than the Genomics Collaborative, Inc. 401(k) Retirement Savings Plan) is a stock bonus, pension or profit-sharing plan within the meaning of Section 401(a) of the Code.

(c) Pension Plans (Defined Benefit). No plan listed in Section 3.17 of the Disclosure Schedule is a plan subject to Title IV of ERISA.

(d) Multiemployer Plans. No plan listed in Section 3.17 of the Disclosure Schedule is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA). Seller has never contributed to or had an obligation to contribute to any multiemployer plan.

(e) Excess Parachute Payment. Neither the execution and delivery of this Agreement, nor the performance of the transactions contemplated hereby, will result in any payment or any obligation to make a payment to any employee of Seller or an ERISA Affiliate which will or may be characterized as an “Excess Parachute Payment,” within the meaning of Section 280G(b)(2) of the Code.

3.18 Labor Matters.

(a) Seller is not a party to any collective bargaining agreements and there are no labor unions or other organizations representing any employee of Seller involved in the GCI Business. To the Knowledge of Seller, there are no labor unions or other organizations which have filed a petition with the National Labor Relations Board or any other Governmental Agency seeking certification as the collective bargaining representative of any employee of Seller involved in the GCI Business, and to the Knowledge of Seller no labor union or organization is engaged in any organizing activity with respect to any employee of Seller involved in the GCI Business. In the three (3) years prior to the date hereof, there has not been, there is not presently pending or existing, and to Seller’s Knowledge there is not threatened, (i) any strike, lockout, slowdown, picketing, or work stoppage with respect to the employees of Seller involved in the GCI Business or (ii) any unfair labor practice charge against the Seller.

(b) With respect to employees of Seller involved in the GCI Business, Seller has complied, and is presently in compliance, in all material respects with all statutes, laws, ordinances, rules or regulations, or any orders, rulings, decrees, judgments or arbitration awards of any court, arbitrator or any government agency relating to employment, equal opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, and/or privacy rights of employees.

(c) Except as set forth in Section 3.18(c) of the Disclosure Schedule, in the three (3) years prior to the Closing Date, Seller has not been a party to any court or administrative proceeding in which Seller, with respect to an employee involved in the GCI Business, was, or is, alleged to have violated any statutes, laws, ordinances, rules or regulations, or any orders, rulings, decrees, judgments or arbitration awards of any court, arbitrator or any government agency relating to employment, equal opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, and/or privacy rights of employees.

(d) Except as set forth in Section 3.18(d) of the Disclosure Schedule, in the three (3) years prior to the Closing Date, Seller has not effectuated (i) a “plant closing” as defined in the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Sections 2101 et

seq. (the “WARN Act”), or any similar state, local or foreign law affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Seller or (ii) a “mass layoff” as defined in the WARN Act, or any similar state, local or foreign law affecting any site of employment or facility of Seller.

(e) Except as set forth in Section 3.18(e) of the Disclosure Schedule, Seller is not a party to any contract, agreement, or arrangement with any employee of Seller involved in the GCI Business that (i) restricts Seller’s right to terminate the employment of any employee without cause or (ii) obligates Seller to pay severance to any employee of Seller upon termination of such employee’s employment with Seller.

(f) Section 3.18(f) of the Disclosure Schedule sets forth the names and current annual salary rates or current hourly wages of all present employees of Seller involved in the GCI Business, and also sets forth the earnings for each of such employees as reflected on Form W-2 for the 2003 calendar year.

3.19 Inventory. Except as set forth on Section 3.19 of the Disclosure Schedule, the Inventory consists of items of a quality and quantity currently useable and salable in the ordinary course of the GCI Business. All of the items included in the Inventory have been processed to conform to the Specifications, except to the extent that the failure to so comply with the Specifications with respect to a particular item of Inventory would not adversely affect the value or salability of such item of Inventory. All of the biologicals included in Inventory are in date and are properly labeled and packaged. Seller does not hold any materials on consignment except as set forth on Section 3.19 of the Disclosure Schedule, and does not have title to any Inventory held on consignment in the possession of others. Since January 1, 2004, all Inventory has been purchased and/or processed by Seller in the ordinary course of business, consistent with anticipated requirements and the volumes of purchases thereof and orders therefore have not been materially reduced or otherwise changed in anticipation of the transactions contemplated by this Agreement.

3.20 Bank Accounts, Powers, etc. Section 3.20 of the Disclosure Schedule lists each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which Seller has an account or safe deposit box and the names and identification of all Persons authorized to draw thereon or to have access thereto.

3.21 Environmental Matters.

(a) (i) Neither Seller (with reference to the GCI Business and the Purchased Assets) nor any Affiliate of Seller has generated, used, transported, treated, stored, released or disposed of, or, to the Knowledge of Seller, has suffered or permitted anyone else to generate, use, transport, treat, store, release or dispose of any Hazardous Substance in violation of any Law; (ii) there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with the conduct of the GCI Business of Seller or the use of any property or facility of Seller which has created or might reasonably be expected to create any liability under any Law or which would require reporting to or notification of any Governmental Entity; (iii) no asbestos or polychlorinated biphenyl or, except as set forth in Section 3.21(a) of the Disclosure Schedule, underground storage tank is contained in or located at any facility of Seller; and (iv) any Hazardous Substance handled or dealt with in any way in connection with the businesses of Seller, whether before or during Seller’s ownership, has been and is being handled or dealt with in material compliance with all applicable Laws.

(b) Seller has maintained all documents and records and made all material filings required by applicable Law, relating to air or water quality, waste management, Hazardous Substances, or the protection of health or the environment. The air and water emission, discharge and waste disposal practices used by Seller comply with, and, to the Knowledge of Seller, have at all times complied with, all applicable Laws in all material respects. None of the Purchased Assets is contaminated with any Hazardous Substance.

(c) Except as set forth on Section 3.21(c) of the Disclosure Schedule, there are no present or past Environmental Conditions in any way relating to the GCI Business or the Purchased Assets or at any property currently or to Seller’s Knowledge formerly leased by Seller or any of its Affiliates.

3.22 Real Property. Seller does not own, and has not since inception owned, any real property.

3.23 No Brokers or Finders. Except as set forth on Section 3.23 of the Disclosure Schedule, no agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Seller or any of its Affiliates in connection with the negotiation, execution or performance of the Transaction Documents, is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or the Transactions. Seller is solely responsible for any payment, fee or commission that may be due to the parties listed on Section 3.23 of the Disclosure Schedule in connection with the Transactions.

3.24 Accuracy of Representations and Warranties. All representations and warranties made by Seller herein are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make any statement therein not misleading.

3.25 No Fraudulent Conveyance. The Purchase Price to be paid by Buyer to Seller constitutes reasonably equivalent value and fair consideration for the Purchased Assets, as those terms are used under 11 U.S.C. Section 548, California Civil Code Section 3439 et seq. and other similar laws (the “Fraudulent Conveyance Laws”). This Agreement is an arm’s length sale transaction. Seller is not now, nor will the Transactions render Seller, “insolvent” as that term is used in the Fraudulent Conveyance Laws. Seller is not engaged in any business or transaction, nor is it about to engage in any business or transaction, for which property remaining with Seller constitutes “unreasonably small capital,” as that term is used in the Fraudulent Conveyance Laws. Seller is not entering into this Agreement with the intent to hinder, defraud or delay its creditors and the consummation of the Transactions will not have any such effect. The Transactions will not constitute a fraudulent transfer or fraudulent conveyance or any act with similar consequences or potential consequences under the Fraudulent Conveyance Laws, or otherwise give rise to any right of any creditor of Seller whatsoever to lodge any claim against any of the Purchased Assets in the hands of Buyer after the Closing, avoid the transactions hereunder, or lodge any claim against Buyer. Seller has no current plans to file and prosecute a petition for relief under Chapter 11 or 7 of the United States Bankruptcy Code. Terms in this Section not otherwise defined herein have the meanings ascribed to them in the Fraudulent Conveyance Laws.

3.26 Product Returns and Warranties. There are no liabilities for product returns other than those arising in the ordinary course of the GCI Business. To the Knowledge of Seller, there are no threatened claims for (a) product returns, (b) warranty obligations or (c) product services other than in the ordinary course of the GCI Business. Seller has no Knowledge of any presently existing circumstances that would constitute a valid basis for any voluntary or governmental recall of any product sold or distributed by Seller in the course of or that relates to the GCI Business.

3.27 Absence of Certain Business Practices. None of Seller, any director, officer, employee or agent of Seller, or any other person acting on behalf of Seller, directly or indirectly, is or has been a party to or the subject of any criminal proceeding which could reasonably be expected to subject the GCI Business, the Purchased Assets or Buyer to any damage or penalty in any civil, criminal or governmental litigation or proceeding. None of Seller, any director, officer, employee or agent of Seller, or any other person acting on behalf of Seller, directly or indirectly has, to Seller’s Knowledge, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person which (a) could reasonably be expected to subject the GCI Business, Purchased Assets or Buyer to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) if not given in the past, might have been reasonably likely to have had a material adverse effect, or (c) if not continued in the future, might be reasonably likely to have a material adverse effect or which might subject Seller or Buyer to suit or penalty in any private or governmental litigation or proceeding.

3.28 Assets Necessary to GCI Business. The Purchased Assets (together with the Excluded Assets) constitute all of the assets, properties and rights used in or which are necessary for the conduct of the GCI Business as currently conducted by Seller. Except as otherwise expressly provided in this Agreement, Seller is the sole owner of the Purchased Assets. Immediately following the Closing, neither Seller nor any Affiliate of Seller will own or lease any material assets, properties or rights which are used in or necessary for the conduct of the GCI Business.

3.29 Trade Accounts and Other Receivables. All accounts receivable and other receivables included on the Balance Sheet were made in the ordinary course of business and are, to Seller’s Knowledge, (subject to the amount of any allowances or reserves therefor set forth on the Balance Sheet) good and collectible in full in the ordinary course of business. Seller has delivered to Buyer a complete and accurate aging list of all receivables of Seller as of the Balance Sheet Date. Except for Permitted Liens, no such receivable has been pledged or assigned to any other Person and no defense or set off to any such receivable has been asserted in writing by the receivable obligor, or, to the Knowledge of Seller, exists.

3.30 Investment Representations. Seller has informed Buyer that, subject to the limitations detailed in this Section 3.30, it intends to distribute the Buyer’s Shares to its stockholders and employees subsequent to the Closing Date. Seller makes the representations set forth below to Buyer and acknowledges that Buyer’s reliance on federal and state securities law exemptions from registration and qualification is predicated, in part, on such representations:

(a) No Intent to Sell. Seller represents that it is acquiring the Buyer’s Shares solely for its own account, for investment purposes only, and not with a view to or an intent to sell, or to offer for resale in connection with any unregistered distribution of all or any portion of the Buyer’s Shares within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, except with respect to distributions of Buyer’s Shares to Seller’s stockholders that are Permitted Transferees (as defined in Section 3.30(h)).

(b) Accredited Investor. Seller represents that it is an “accredited investor” as defined in Regulation D promulgated under the Securities Act.

(c) No Reliance on Buyer. In evaluating the merits and risks of an investment in the Buyer’s Shares, Seller represents that it has and will rely upon the advice of its own legal counsel, tax advisors, and/or investment advisors. Accordingly, Seller hereby represents and warrants that it has reviewed the legal, accounting, tax and other economic aspects of Seller’s acquisition of Buyer’s Shares with its own advisors and is not relying on Buyer for any legal, tax, accounting or other advice involved in its acquisition of the Buyer’s Shares; provided, however, that the foregoing shall not be deemed to limit or waive Seller’s rights, if any, under applicable securities laws. The representations in this Section 3.30(c) are given solely for the purpose of confirming the “accredited investor” status of Seller and do not limit or modify the representations and warranties made by Buyer in Article IV.

(d) Relationship to and Knowledge About Buyer. Seller represents that it is knowledgeable about Buyer. As a result of such relationship, it is familiar with, among other characteristics, Buyer’s business and financial circumstances. Seller has received all information it considers necessary or appropriate for deciding whether to purchase the Buyer’s Shares hereunder, including without limitation, copies of Buyer’s filings with the Securities and Exchange Commission (“SEC”). The representations in this Section 3.30(d) are given solely for the purpose of confirming the “accredited investor” status of Seller and do not limit or modify the representations and warranties made by Buyer in Article IV.

(e) Restrictions on Buyer’s Shares. Seller represents that it understands that the Buyer’s Shares are and will be characterized as “restricted securities” under the federal securities laws since the Buyer’s Shares are being acquired from Buyer in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. Seller represents that it will not and it will not permit the Permitted Transferees (as defined below) to make any disposition of all or any portion of the Buyer’s Shares, except in compliance with Section 3.30(h) and all applicable federal and state securities laws and unless and until: (a) there is then in effect a registration statement under the Securities Act filed by Buyer with the SEC covering such proposed disposition and such disposition is made in accordance with such registration statement; or (b) such disposition is made in accordance with Rule 144 under the Securities Act or similar rule or regulation then in effect; or (c) such proposed disposition is made in accordance with an exemption under the Securities Act then in effect, and, if requested by Buyer, an opinion of counsel acceptable to Buyer’s counsel, that such disposition will not require registration under the Securities Act. Seller represents that it is familiar with Rule 144 under the Securities Act and understands the resale limitations imposed thereby and by the Securities Act and applicable state securities laws. Except as provided in this Agreement, Buyer has no obligation to register the Buyer’s Shares or file any registration statement under either federal or state securities laws.

(f) No General Solicitation. Seller represents that, other than the representations set forth in ARTICLE IV hereof, it was not presented with or solicited by any promotional meeting or material relating to the Buyer’s Shares.

(g) Share Certificate Legend. Seller represents that it understands and acknowledges that any certificate evidencing the Buyer’s Shares (or evidencing any other securities issued with respect thereto pursuant to any stock split, stock dividend or other form of reorganization or recapitalization) when issued shall bear, in addition to any other legends which may be required by applicable state securities laws, the following legend:

THE SHARES EVIDENCED BY THIS CERTIFICATE AND ANY INTEREST THEREIN ARE SUBJECT TO RESTRICTIONS ON TRANSFER UNDER APPLICABLE LAW AND RESTRICTIONS ON SALE, ASSIGNMENT, TRANSFER, PLEDGE OR OTHER DISPOSITION UNDER AN ASSET PURCHASE AGREEMENT DATED AS OF JUNE 3, 2004 BETWEEN SERACARE LIFE SCIENCES, INC. AND GENOMICS COLLABORATIVE, INC., A COPY OF WHICH IS AVAILABLE FOR REVIEW AT THE OFFICE OF THE SECRETARY OF SERACARE LIFE SCIENCES, INC.

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“ACT”), NOR HAVE THEY BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE. NO TRANSFER OF SUCH SECURITIES WILL BE PERMITTED UNLESS A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO SUCH TRANSFER, THE TRANSFER IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT, OR IN THE OPINION OF COUNSEL TO THE CORPORATION, REGISTRATION UNDER THE ACT IS UNNECESSARY IN ORDER FOR SUCH TRANSFER TO COMPLY WITH THE ACT.

(h) Lock Up Period. Following the Closing, Seller agrees that it will hold and not sell or otherwise dispose of the Buyer’s Shares until (i) the date that is 90 days after the Closing Date, at which time Seller may, subject to compliance with applicable securities Laws, sell or otherwise dispose of thirty percent (30%) of the Buyer’s Shares less the Escrowed Shares (the “Non-Escrowed Shares”), and (ii) the date that is 180 days after the Closing Date, at which time Seller may, subject to compliance with applicable securities Laws, sell or otherwise dispose of the remaining seventy percent (70%) of the Non-Escrowed Shares (the “Lock Up Period”). Notwithstanding the foregoing, from the Closing until the later to occur of (x) the expiration of the Lock Up Period and (y) the inclusion of the Registrable Securities (as defined below) in a registration statement pursuant to Section 5.7 below, Seller may, subject to compliance with applicable securities Laws, distribute the Non-Escrowed Shares to a stockholder or employee of Seller, provided that prior to such distribution Buyer has confirmed in writing to Seller that such stockholder or employee of Seller has completed (to the reasonable satisfaction of Buyer), signed and delivered to Buyer the representation letter in the form of Exhibit B attached hereto (the “Representation Letter”) (collectively, all such transferees are referred to herein as the “Permitted Transferees”), which confirmation by Buyer will not be unreasonably withheld or delayed. Any sale or disposition of the Buyer’s Shares not made pursuant to the provisions of this Section 3.30(h) shall be null and void.

3.31 No Other Representations and Warranties. Except for the representations and warranties made by Seller that are contained in this Agreement (including the Seller Disclosure Schedule), Seller does not make, and hereby expressly disclaims, any other representations or warranties, express or implied regarding Seller, its GCI Business and financial condition, the Purchased Assets, the Assumed Liabilities, or the advisability of acquiring the Purchased Assets, whether written or oral, and whether purported to be made by Seller or any of its officers, directors, employees, shareholders, controlling persons, Affiliates, agents, advisors or other representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

4.1 Organization, Corporate Power and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California and is duly qualified to do business as a foreign corporation in the jurisdictions in which Buyer conducts its business, except where the failure to so qualify will not have a material adverse effect on Buyer’s ability to perform its obligations under the Transaction Documents. Buyer has all requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder.

4.2 Authorization of Agreement. The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party, and the consummation by it of the Transactions, have been duly authorized by all necessary corporate action by Buyer. This Agreement has been, and each other Transaction Document to which Buyer is a party has been, duly executed and delivered by Buyer and constitutes, or will, when delivered, constitute, the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors’ rights generally.

4.3 Effect of Agreement. The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party, and the consummation by it of the Transactions, will not violate the charter documents or bylaws of Buyer or any Law to which Buyer is subject, or any judgment, award or decree or any material indenture, material agreement or other material instrument to which Buyer is a party, or by which Buyer or its properties or assets are bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument, or result in the creation or imposition of any Encumbrance of any nature whatsoever upon any of the properties or assets of Buyer, except to the extent the effect thereof will not be materially adverse to Buyer’s ability to fulfill its obligations under the Transaction Documents.

4.4 No Brokers or Finders. No agent, broker, finder or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Buyer or its Affiliates in connection with the negotiation, execution or performance of the Transaction Documents, is or will be entitled to any broker’s or finder’s or similar fees or other commissions as a result of this Agreement or such transactions.

4.5 Valid Issuance of Purchased Shares. The Buyer’s Shares will, when issued and delivered to Seller in accordance with the terms hereof, be duly authorized, validly issued, fully paid and non-assessable, and issued in compliance with applicable federal and state securities laws.

4.6 No Violations; Legal Proceedings. Except as would not reasonably be expected to have a material adverse effect upon Buyer, Buyer is not in violation of any Law, regulation or order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, Laws, regulations, Orders, restrictions and compliance schedules applicable to environmental standards and controls, wages and hours, civil rights and occupational health and safety), and Buyer has not received any written notice of claimed noncompliance. There is no Order or Action pending or to the Knowledge of Buyer, threatened against Buyer that individually or when aggregated with one or more other Orders or Actions has or might reasonably be expected to have a material adverse effect on Buyer’s business or its ability to perform its obligations under the Transaction Documents.

4.7 Governmental Approvals. Except as set forth in Section 4.7 of the Buyer’s Disclosure Schedule, no Approval or Order or action of or filing with any Governmental Entity is required to be obtained by Buyer for the execution and delivery by Buyer of the Transaction Documents to which it is a party or the consummation by it of the Transactions.

4.8 SEC Filings.

(a) Since October 1, 2002 and through the date of this Agreement, Buyer has timely filed with the SEC all required reports and forms and other documents (the “Buyer SEC Filings”). As of their respective dates and except to the extent modified by subsequent disclosure in the Buyer SEC Filings, the Buyer SEC Filings complied in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Buyer SEC Filings and none of the Buyer SEC Filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Buyer SEC Filings was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and except to the extent modified by subsequent disclosure in the Buyer SEC Filings, each fairly presents the consolidated financial position of Buyer at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated.

4.9 Accuracy of Representations and Warranties. All representations and warranties made by Buyer herein are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make any statement therein not misleading.

4.10 Material Adverse Change. Since December 31, 2003, there have been no transactions, conditions, or events which, individually, or in the aggregate have had a material adverse effect upon the business or financial condition of Buyer, or the ability of the Buyer to consummate the Transactions contemplated by this Agreement or perform its obligations under the Transaction Documents. Since December 31, 2003, Buyer has not received written notice from the SEC that the SEC will require Buyer to restate any of the financial statements of Buyer included in the Buyer SEC Filings or that the SEC is making an investigation of the Buyer’s financial statements or accounting practices.

ARTICLE V

COVENANTS

5.1 Confidentiality. All non-public information disclosed in writing and designated in writing as confidential by any party (or its representatives) whether before or after the date hereof, in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to any other party (or its representatives) shall be kept confidential by such other party and its representatives and shall not be used by any such Persons other than as contemplated by this Agreement, except to the extent that such information may otherwise be required by Law or to the extent such duty as to confidentiality is waived in writing by the other party. Notwithstanding the foregoing, and subject to Seller’s rights under this Agreement, after the Closing, all of the confidential information of Seller included in the Purchased Assets shall be the sole property of Buyer, which Buyer may use in its sole discretion.

5.2 Tax Cooperation. After the Closing, Seller and Buyer shall, and shall cause their respective Affiliates to, reasonably cooperate in the preparation of all Tax Returns and shall provide, or cause to be provided to each other any records and other information requested by such parties in connection therewith as well as access to, and the cooperation of, their respective accountants. Seller and Buyer shall, and shall cause their respective Affiliates to, cooperate fully in connection with any Tax investigation, audit or other proceeding. Any information obtained pursuant to this Section 5.2 or pursuant to any other Section hereof providing for the sharing of information or the review of any Tax Return or other Schedule relating to Taxes shall be subject to Section 5.1.

5.3 Permits and Approvals; Third Party Consents.

(a) Buyer and Seller will each continue to use their commercially reasonable efforts to obtain all Approvals and Permits that may be necessary or that may be reasonably requested by Buyer to consummate the transactions contemplated by this Agreement.

(b) Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that Seller will not assign to Buyer any Contract that by its terms requires, prior to such assignment, the consent of any other contracting party thereto unless such consent has been obtained. With respect to each such Contract (other than (i) Contracts listed on Section 1.3(d) of the Buyer’s Disclosure Schedule and (ii) Undisclosed Material Contracts which Buyer has not elected in writing to assume) not assigned on the Closing Date, after the Closing Date Seller shall, at Buyer’s sole expense, continue to deal with the other contracting party(ies) to such Contract as the prime contracting party, and Buyer and Seller shall use their best efforts to obtain the consent of all required parties to the assignment of such Contract. Such Contract shall be promptly assigned by Seller to Buyer after receipt of such consent after the Closing Date, and upon such assignment shall be deemed to be an Assigned Contract. Notwithstanding the absence of any such consent, Buyer shall be entitled to the benefits and subject to the burdens of such Contract accruing after the Closing Date; and Buyer agrees to perform all of the obligations of Seller to be performed under such Contract after the Closing Date.

5.4 Seller’s Covenant Not to Compete.

(a) Restrictions on Competitive Activities. Seller agrees that, after the Closing, Buyer shall be entitled to the goodwill and going concern value of the GCI Business and to protect and preserve the same to the maximum extent permitted by law. Seller also acknowledges that its management contributions to the GCI Business have been uniquely valuable and involve proprietary information that would be competitively unfair to make available to any competitor of the GCI Business. For these and other reasons and as an inducement to Buyer to enter into this Agreement, Seller agrees that for a period of five (5) years following the Closing Date Seller will not, directly or indirectly, for its own benefit or as agent for another, carry on or participate in the ownership, management or control of, or the financing of, or be employed by, or consult for or otherwise render services to, or allow its name or reputation to be used in or by, any other present or future business enterprise that competes with Buyer in activities similar to the GCI Business as of the Closing Date in the United States, for so long as Buyer or any person entitled to or acquiring ownership of the goodwill of the GCI Business or the Purchased Assets through Buyer, carries on a like business therein, but in no event more than the said 5-year period.

(b) Restrictions on Soliciting Employees. In addition, to protect Buyer against any efforts by Seller to cause employees of the GCI Business to terminate their employment, Seller agrees that for a period of five (5) years following the Closing Date, so long as Buyer is engaged in activities similar to the GCI Business, Seller will not directly or indirectly (i) induce any employee of the GCI Business or of Buyer, to leave Buyer or to accept any other employment or position, or (ii) assist any other entity in hiring any such employee.

(c) Special Remedies and Enforcement. The parties agree that a breach by Seller of any of the covenants set forth in this Section 5.4 could cause irreparable harm to Buyer, that Buyer’s remedies at law in the event of such breach would be inadequate, and that, accordingly, in the event of such breach, a restraining order or injunction or both may be issued against Seller, in addition to any other rights and remedies that are available to Buyer. In connection with any such action or proceeding for injunctive relief, Seller hereby waives the claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by Law, to have each provision of this Section 5.4 specifically enforced against such Person.

(d) Severability. If this Section 5.4 is more restrictive than permitted by the Laws of any jurisdiction in which Buyer seeks enforcement hereof, this Section 5.4 shall be limited to the extent required to permit enforcement under such Laws. In particular, the parties intend that the covenants contained in Section 5.4(a) shall be construed as a series of separate covenants, one for each county and city in which the GCI Business has been carried on and in which Buyer conducts a similar business after the Closing Date. Except for geographic coverage, each such separate covenant shall be deemed identical in terms. If, in any proceeding, a court or arbitrator shall refuse to enforce any of the separate covenants, then such unenforceable covenant shall be deemed eliminated from this Section 5.4 for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced. If the provisions of this Section 5.4 shall ever be deemed to exceed the duration or geographic limitations or scope permitted by applicable law, then such provisions shall be reformed to the maximum time or geographic limitations in scope, as the case may be, permitted by applicable Law.

5.5 Audit Cooperation. After the Closing, Seller shall, at Buyer’s sole cost and expense with respect to any out-of-pocket costs, reasonably cooperate in the preparation of all financial statements determined by Buyer to be necessary to meet its reporting obligations in connection with the consummation of the Transactions contemplated by this Agreement, and Seller shall provide, or cause to be provided to Buyer any records and other information in Seller’s possession and control and requested by Buyer in connection therewith as well as access to, and the cooperation of, Seller’s accountants.

5.6 Compliance with Bulk Sales Laws Requirements. Buyer has agreed to waive compliance with all applicable bulk sale transfer laws in connection with the consummation of the transactions contemplated by this Agreement, including the bulk transfer provisions of the Uniform Commercial Code, and as a condition to such waiver by Buyer, Seller will indemnify, defend and hold harmless Buyer from any Loss with respect to an Excluded Liability (but not with respect to any Assumed Liability) as a result of non-compliance with such applicable bulk sale transfer laws.

5.7 Registration of the Buyer’s Shares.

(a) Buyer shall, subject to the terms and conditions of this Agreement, file a registration statement with the SEC to register the Registrable Securities for resale under the Securities Act. The “Registrable Securities” means the Buyer’s Shares issued pursuant to this Agreement that are owned by Seller or the Permitted Transferees. With respect to the Registrable Securities (which term shall include all shares or other securities received on account of or in exchange for such shares, including as a result of any reorganization, merger, stock split, or similar event ) to be registered, Buyer shall take the following actions:

(i) prepare and file with the SEC on or before the date that is 30 days after the Closing Date, and use commercially reasonable efforts to cause to become effective within 90 days after the Closing (assuming no review by the SEC) or 120 days after the Closing (if reviewed by the SEC) and keep effective until the date on which all of the Registrable Securities are freely tradable to the public without restriction pursuant to Rule 144 promulgated under the Securities Act, a registration statement on Form S-3 (or other form, including Form S-1, then available to the Company for such purpose) covering the resale by Seller and the Permitted Transferees of the Registrable Securities, and reasonable and necessary pre- and post-effective amendments and supplements (the “Registration Statement”);

(ii) furnish to Seller and, as applicable the Permitted Transferees, such number of copies of a prospectus, including a preliminary prospectus, and all amendments and supplements thereto, in conformity with the requirements of the Securities Act and as may reasonably be required to facilitate the disposition of the Registrable Securities, as Seller or the Permitted Transferees may reasonably request;

(iii) use commercially reasonable efforts to register and qualify the securities covered by the Registration Statement under such other securities or Blue Sky laws of selected jurisdictions in the USA deemed reasonably necessary by Seller and, as applicable the Permitted Transferees, and prepare and file in those jurisdictions such amendments (including post-effective amendments) and supplements and to take such other actions as may be necessary to maintain such registration and qualification as necessary;

(iv) promptly notify Seller and, as applicable, the Permitted Transferees, at any time when a prospectus relating to securities covered by the Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing; in such event Seller and, as applicable the Permitted Transferees, shall refrain from thereafter selling securities until an amendment or supplement to the Registration Statement is filed to correct any such untrue statement or omission or until such statement or omission is otherwise no longer untrue, and, promptly following such notification, Buyer shall use commercially reasonable efforts to correct such untrue statements as soon as practicable;

(v) promptly notify Seller and, as applicable, the Permitted Transferees, of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose and shall use its commercially reasonable efforts to obtain the removal of any such stop order or termination of any such proceeding;

(vi) use its commercially reasonable efforts to cause all Registrable Securities included in such registration statement to be listed, upon official notice of issuance, for trading on Nasdaq, if the same class of Buyer’s securities are then listed for trading on Nasdaq, and, if the same class of Buyer’s securities are listed (in addition to Nasdaq or in replacement of Nasdaq) on any other exchange or quotation system, Buyer shall use its commercially reasonable efforts to cause all Registrable Securities included in such registration statement to be listed, upon official notice of issuance, for trading on such other exchanges or quotation systems; and

(vii) make available for inspection by Seller or the Permitted Transferees, and their respective attorneys, accountants, or other agents retained by either, all financial and other corporate documents of Buyer to enable Seller or the Permitted Transferees to exercise their “due diligence” responsibility with respect to the disposition of the Registrable Securities.

(b) Notwithstanding the foregoing, Buyer shall not be obligated to take any action pursuant to this Section 5.7 if, at such time, the Registrable Securities held by Seller or, as applicable the Permitted Transferees, are freely tradable without regard to any volume restrictions under Rule 144 promulgated under the Securities Act.

(c) All expenses incurred in connection with registrations pursuant to this Section 5.7, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for Buyer, and the expense of any special audits incident to or required by any such registration shall be borne by Buyer. All underwriting discounts, fees and disbursements of counsel for Seller and for the Permitted Transferees, selling commissions and stock transfer taxes applicable to the Registrable Securities being registered by Seller and, as applicable, the Permitted Transferees, shall be borne by Seller and, as applicable the Permitted Transferees. Buyer’s obligation to register such Registrable Securities owned by Seller pursuant to this Section 5.7 shall be conditioned upon the execution and delivery by Seller of an indemnification agreement and a selling securityholder questionnaire, each in a form substantially similar to that contained within the Representation Letter.

5.8 Piggy-back Registration Rights.

(a) In the event that the Lock Up Period has expired, Buyer has not included the Registrable Securities in a registration statement filed with the SEC (where such registration statement complies with the provisions of Section 5.7, remains effective, is not subject to a stop-order and which permits resale of all of the Registrable Securities by Seller and, as applicable, the Permitted Transferees), and Buyer proposes to register (including for this purpose a registration effected by Buyer for shareholders other than Seller or the Permitted Transferees) any of its securities under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration form relating to: (i) a registration of a stock option, stock purchase or compensation or incentive plan or of stock issued or issuable pursuant to any such plan, or a dividend investment plan; (ii) a registration of securities issued or proposed to be issued in exchange for securities or assets of or in connection with a merger or consolidation with, another corporation; or (iii) a registration of securities issued or proposed to be issued in exchange for other securities of Buyer), Buyer shall, as promptly as reasonably practical, give Seller and, as applicable the Permitted Transferees, written notice of such proposed registration. Upon the written request of Seller and, as applicable the Permitted Transferees, given within ten (10) days after receipt of such written notice from Buyer, Buyer shall, subject to the provisions of Section 5.8(b) (in the case of an underwritten offering), use its reasonable efforts to cause to be registered under the Securities Act all of the Registrable Securities that Seller and, as applicable the Permitted Transferees, have requested to be registered.

(b) The right of Seller and the Permitted Transferees to “piggyback” in an underwritten public offering of Buyer’s securities pursuant to Section 5.8(a) shall be conditioned upon each of Seller’s and the Permitted Transferees, as applicable, participation in such underwriting and the inclusion of Seller’s and the Permitted Transferees, as applicable Registrable Securities in the underwriting to the extent provided herein. Seller and, as applicable the Permitted Transferees, shall (together with Buyer and any other shareholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for underwriting by Buyer. Notwithstanding any other provision of Section 5.8(a) and this Section 5.8(b), if the underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the underwriter may exclude some or all of the Registrable Securities from such registration and underwriting, provided that Seller and, as applicable, the Permitted Transferees, are allowed to participate in the offering in the same proportion (based on the total number of securities to be registered) as any other stockholder of Buyer (i) participating in such offering and (ii) having registration rights on parity with Seller and the Permitted Transferees; provided, however, that nothing in this Agreement shall be construed to limit Buyer’s ability to grant registration rights on parity with or senior to those rights of Seller and the Permitted Transferees contained herein. If Seller or the Permitted Transferees disapproves of the terms of any such underwriting, it may elect to withdraw therefrom by written notice to Buyer. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

(c) The rights granted to Seller and the Permitted Transferees under this Section 5.8 shall be suspended upon inclusion of the Registrable Securities in a Registration Statement pursuant to Section 5.7 and shall remain suspended only for so long as such registration statement remains effective, is not subject to a stop-order and permits resale of all of the Registrable Securities held by Seller and, as applicable, the Permitted Transferees. Buyer’s obligation to register such Registrable Securities owned by Seller or the Permitted Transferees pursuant to this Section 5.8 shall be conditioned upon the execution and delivery by Seller and the Permitted Transferees of an indemnification agreement and a selling securityholder questionnaire, each in a form substantially similar to that contained within the Representation Letter.

5.9 Employees.

(a) On or before the Closing Date, but effective as of the Closing Date, Buyer shall offer employment to each of the employees of Seller listed on Section 5.9 of the Disclosure Schedule (each employee who accepts such offer of employment, the “Rehired Employees”). Such offer of employment shall reflect the wage or salary level in effect for such Rehired Employee’s employment with Seller as of the date of this Agreement, and shall include employee benefits at least as favorable, in the aggregate, as the employee benefits provided to Buyer’s similarly situated employees (as reasonably determined by Buyer); provided, however, that Buyer, in its sole discretion, may elect to provide that any or all such employment relationships shall be terminable “at-will” by the Buyer or the applicable Rehired Employee. Seller shall terminate the employment of all Rehired Employees immediately prior to the Closing in accordance with all applicable laws and, prior to the Closing, shall provide any required notices in a timely manner in connection therewith. Seller shall cooperate with and use its commercially reasonable efforts to assist Buyer in its efforts to secure satisfactory employment arrangements with those employees of Seller to whom Buyer makes offers of employment.

(b) Each Rehired Employee shall – following the Closing Date, to the extent permitted by law and applicable Tax qualification requirements, and subject to any generally applicable break in service or similar rule, and the approval of any insurance carrier, third party provider or the like – be eligible to participate in the various retirement, health, disability, vacation, 401(k), dental and life insurance plans maintained by or on behalf of Buyer. With respect to such benefit plans, Buyer shall, so long as permitted by such benefit plans, (i) credit such employee’s period of service with Seller for the purpose of determining eligibility and vesting under such benefit plans, (ii) waive all limitations as to preexisting condition exclusions, evidence of insurability provisions, waiting periods or similar limitations, and (iii) for purposes of computing deductible amounts, expenses and claims incurred prior to the Closing Date under Seller’s group medical plans shall be credited and recognized. Notwithstanding any of the foregoing to the contrary, none of the provisions contained herein shall operate to duplicate any benefit provided to any Rehired Employee or the funding of any such benefit, or obligate Buyer to employ, or offer continuing employment to, any individual. Prior to the Closing Date, Seller shall have provided to Buyer, with respect to all of Seller’s employees (including, but not limited to the Rehired Employees), the amount of paid time off accrued thereby through the payroll period immediately prior to the Closing Date. To the extent such accrued liabilities are included as Assumed Liabilities in the calculation of Net Assets, Buyer shall recognize, honor and assume the liability for each Rehired Employee’s accrued but unused paid time off with Seller accrued as of the Closing Date.

(c) Except as specifically otherwise provided herein, nothing contained in this Agreement shall confer upon any Rehired Employee any right with respect to continuance of employment by Buyer, nor shall anything herein interfere with the right of Buyer to terminate the employment of any of the Rehired Employees at any time, with or without cause, or restrict Buyer in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of the Rehired Employees following the Closing.

(d) No provision of this Agreement shall create any third party beneficiary rights in any Rehired Employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Rehired Employee by Buyer or under any benefit plan which Buyer may maintain, or otherwise.

5.10 Use of Retained Cash. The cash amount set forth in Section 1.1(i) of the Disclosure Schedule shall be used by Seller solely to satisfy Seller’s obligations under the Excluded Liabilities; provided however, that after the Excluded Liabilities have been satisfied in full, Seller may use any remaining cash in its discretion.

5.11 Rotterdam Realty Litigation. Seller shall retain as a reserve for any obligations it may have under the Rotterdam Realty Litigation, an amount equal to the maximum liability (including any double or treble damages, attorneys’ fees and costs) Seller may have in its reasonable discretion after conferring with its attorneys under the Rotterdam Realty Litigation. Such reserve shall not be released by Seller until all of its obligations under the Rotterdam Realty Litigation have been satisfied in full. This reserve is not a cap on Seller’s obligation in Article VIII to fully indemnify Buyer for any damages, attorney’s fees or costs of Buyer arising from the Rotterdam Realty Litigation.

5.12 Designated Immaterial Contracts. Section 5.12 of the Disclosure Schedule sets forth a list of all Contracts of Seller that are not Material Contracts (the “Immaterial Contracts”). Buyer shall have 45 days from its receipt of a true and complete copy of all such Immaterial Contracts (including all amendments and supplements thereto) to review the Immaterial Contracts. In the event that the Aggregate Monetary Obligations of Buyer, effective as of the Closing Date, under all of the Immaterial Contracts, exceeds $100,000, then on or before the end of such 45 day period, Buyer shall have the right (exercisable in its sole discretion) to designate one or more Immaterial Contracts as “Designated Immaterial Contracts”, provided that after giving effect to each such designation, Buyer’s Aggregate Monetary Obligations under all other Immaterial Contracts is at least $100,000. Notwithstanding the foregoing, all Designated Immaterial Contracts shall remain Assigned Contracts. For purposes of this Section 5.12, the term “Aggregate Monetary Obligations” means the sum of all obligations for the payment of money by Seller or Buyer (to a third party) under the Immaterial Contracts that are legally binding on Buyer immediately following the Closing Date and for which Buyer could not avoid by terminating such Contracts to the extent Buyer could do so without breaching such Contracts.

5.13 Release of GE Capital Liens. Seller shall, within two business days of its receipt of written notice from Buyer that it has paid to GE Capital Healthcare Financial Services (“GE Capital”) the Payoff Amount (as such term is defined in that certain payoff letter, dated June 1, 2004 from GE Capital to Seller), provided that Buyer has actually paid the Payoff Amount to GE Capital, file in the appropriate jurisdictions termination statements of Uniform Commercial Code financing statements that have been filed by GE Capital with respect to Seller or any of the Purchased Assets. In the event that, after the Closing, GE Capital asserts any lien or security interest in the Purchased Assets, Seller shall, upon written request from Buyer, take all actions necessary to obtain a release from GE Capital of all such liens or security interests.

ARTICLE VI

CLOSING DELIVERIES

6.1 Deliveries by Seller. Concurrently with the Closing, Seller shall deliver to Buyer:

(a) the Bill of Sale, in the form of Exhibit C hereto, transferring all the Purchased Assets to Buyer;

(b) certificates, dated within seven (7) business days of the Closing Date, from the Secretary of State of Delaware and all other jurisdictions in which Seller is qualified to do business to the effect that Seller is in good standing under the laws of such jurisdictions;

(c) Assignments of Lease (including estoppel agreements) with respect to each of the real property leases included in the Purchased Assets, in the form of Exhibit D hereto;

(d) a legal opinion from Seller’s legal counsel, Bingham McCutchen LLP, in the form of Exhibit E hereto;

(e) an Assignment and Assumption of Assigned Contracts in the form of Exhibit F hereto;

(f) a Patent Assignment in the form of Exhibit G-1 and a Trademark Assignment in the form of Exhibit G-2, each in recordable form;

(g) evidence reasonably satisfactory to Buyer that Seller has paid or made arrangements to pay or otherwise satisfy all of Seller’s payroll obligations and accrued vacation with respect to the periods prior to the Closing Date that are not the responsibility of Buyer hereunder;

(h) a Non-Compete Agreement from Michael Pellini in the form of Exhibit H hereto;

(i) an Assignment and Assumption of Assumed Liabilities, in the form of Exhibit I hereto;

(j) an Escrow Agreement in the form of Exhibit A hereto;

(k) a Certification pursuant to Treasury Regulations Section 1.1445-2(b)(2), in the form of Exhibit K hereto;

(l) the keys and/or codes to all locks located on or in the Purchased Assets (and any and all cards, devices or things necessary to access any Purchased Assets);

(m) evidence reasonably satisfactory to Buyer that with the exception of the Permitted Liens, all Encumbrances on the Purchased Assets have been released in full; and

(n) such other instruments as shall be reasonably requested by Buyer to vest in Buyer title in and to the Purchased Assets in accordance with the provisions hereof.

6.2 Deliveries by Buyer. Concurrently with the Closing, Buyer shall deliver to Seller:

(a) the Initial Shares and evidence of the delivery of the Escrowed Shares to the Escrow Agent, each in accordance with Section 2.2;

(b) an Assignment and Assumption of Assumed Liabilities, in the form of Exhibit I hereto;

(c) an Escrow Agreement in the form of Exhibit A hereto;

(d) Assignments of Lease (including estoppel agreements), in the form of Exhibit D hereto;

(e) an Assignment and Assumption of Assigned Contracts in the form of Exhibit F hereto;

(f) a Patent Assignment in the form of Exhibit G-1 and a Trademark Assignment in the form of Exhibit G-2, each in recordable form;

(g) a Non-Compete Agreement from Michael Pellini in the form of Exhibit H hereto; and

(h) a legal opinion from Buyer’s legal counsel, O’Melveny & Myers LLP, in the form of Exhibit J hereto.

ARTICLE VII

SURVIVAL

7.1 Survival of Representations and Warranties. The representations and warranties contained in or made pursuant to this Agreement shall survive the Closing and expire eighteen (18) months after the Closing Date, except for (i) the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.23, 3.30, 4.1, 4.2, 4.3, 4.4 and 4.5, which representations and warranties shall survive the Closing without expiration, (ii) the representations and warranties set forth in Sections 3.11 and 3.21, which representations and warranties shall survive until six months after the end of the relevant statute of limitations period, and (iii) if a claim for indemnification under Article VIII is made on or before the expiration of the representation or warranty to which the claim relates, then the indemnification obligation of the Indemnifying Party pursuant to Article VIII as well as the underlying representation and warranty shall survive, solely for purposes of resolving such claim, until the liability for such claim is finally determined. Nothing in this Agreement shall bar, prohibit or prevent any claim by any party based on fraud or intentional misrepresentation.

7.2 Survival of Covenants. The covenants contained in or made pursuant to this Agreement shall survive the Closing and shall continue without expiration.

ARTICLE VIII

INDEMNIFICATION

8.1 Obligations of Seller. Subject to Section 8.4, Seller agrees to and shall indemnify and hold harmless Buyer and its directors, officers, employees, affiliates, agents, advisors and assigns (collectively, the “Buyer Parties”) from and against any and all Losses, directly or indirectly, as a result of, or based upon or arising from:

(a) any breach of any representation, warranty or covenant of Seller made in this Agreement or any other Transaction Document;

(b) the Excluded Liabilities, including the ownership and/or operation of the GCI Business and/or the Purchased Assets on or prior to the Closing; or

(c) all Buyer’s Contract Damages.

8.2 Obligations of Buyer. Buyer agrees to and shall indemnify and hold harmless Seller and its directors, officers, employees, affiliates, agents, advisors and assigns (collectively, the “Seller Parties”) from and against any and all Losses, directly or indirectly, as a result of, or based upon or arising from:

(a) any breach of any representation, warranty or covenant of Buyer made in this Agreement or any other Transaction Document;

(b) the Assumed Liabilities; or

(c) the ownership and/or operation by Buyer of the GCI Business and/or the Purchased Assets after the Closing.

8.3 Procedure.

(a) Notice. Whenever any Indemnifiable Claim shall arise for indemnification under this Agreement, the Indemnified Party shall promptly notify the Indemnifying Party of such claim in writing, which notice shall include the facts constituting the basis for such claim. A failure to notify or to give notice as hereinabove set forth to the Indemnifying Party shall in no case prejudice the rights of the Indemnified Party under this Agreement unless the Indemnifying Party shall be prejudiced by such failure and then only to the extent the Indemnifying Party shall be prejudiced by such failure. The Indemnified Party shall not settle or compromise any Indemnifiable Claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld).

(b) Defense. In connection with any Indemnifiable Claim giving rise to indemnity under this Agreement resulting from or arising out of any claim or legal proceeding by a party who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense shall, subject to the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld) assume the defense of any such claim or legal proceeding with legal counsel approved by the Indemnified Party in its reasonable discretion. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense; provided, however, if (i) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them (other than differing interests associated with an Indemnifying Party’s obligation to indemnify), or (ii) the employment of counsel by such Indemnified Party has been authorized in writing by the Indemnifying Party, or (iii) the Indemnifying Party has not in fact employed counsel to assume the defense of such action within a reasonable time; or (iv) the subject matter of the Indemnifiable Claim relates to the ongoing business of Buyer (as opposed solely to the payment of money damages) then, the Indemnified Party shall have the right to retain its own counsel at the sole cost and expense of the Indemnifying Party, which costs and expenses shall be paid by the Indemnifying Party on a current basis. If after notification thereof, the Indemnifying Party does not assume the defense of any such claim or litigation resulting from the Indemnifiable Claim within a timely manner so as not to prejudice the rights of the Indemnified Party, the Indemnified Party may defend against such claim or litigation, in such manner as it may deem reasonably appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate (within the exercise of reasonable discretion). The liability of the Indemnifying Party shall be conclusively established by such settlement by the Indemnified Party to the extent entered into on the basis of its reasonable discretion, the amount of such liability to include, but not be limited to, both the settlement consideration and the reasonable costs and expenses, including attorneys’ fees, incurred by the Indemnified Party in effecting such settlement.

(c) Adjustments for Insurance Proceeds. The amount of any Loss entitling a party to indemnification under this ARTICLE VIII shall be reduced by (i) the amount of any insurance proceeds recovered by the Indemnified Party for such Loss, net of all costs and expenses incurred in collecting such insurance proceeds (including, without limitation, reasonable attorneys’ fees), and (ii) the net amount of any Tax Benefits associated with such recovery. As used herein, “Tax Benefits” means the amount by which the Tax liability of the Indemnified Party or any of its Affiliates for a taxable period is actually reduced (including, without limitation, by deduction, reduction in income upon a sale, disposition or other similar transaction as a result of increased tax basis, receipt of a refund of Taxes or use of a credit of Taxes) plus any related interest (net of Taxes payable thereon) received from the relevant Tax authority, as a result of the incurrence, accrual or payment of any Loss or Tax with respect to which the indemnification payment is being made. Tax Benefits realized in a taxable period subsequent to the period in which the related indemnification payment is made shall not be taken into account in computing such payment; instead the Indemnified Party will pay over to the Indemnifying Party the amounts of such Tax Benefits as and when they are actually realized; provided the aggregate amount required to be so paid over to the Indemnified Party shall not exceed the amount of the indemnification payment made by it. The Indemnified Party will provide the Indemnifying Party with sufficient documentation each year (which requirement may be satisfied by a certification of such party’s tax manager or other knowledgeable officer) confirming the amount of Tax Benefits realized in such year. If the amount to be netted under this paragraph from any payment required under this ARTICLE VIII is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this ARTICLE VIII, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this ARTICLE VIII had such determination been made at the time of such payment. Nothing in this Section 8.3 shall be deemed to obligate any person to maintain any insurance or to pursue any claim against any insurer or third party.

(d) Exclusive Remedy. After the Closing, and so long as it is enforceable, the indemnification provided in this ARTICLE VIII shall constitute the exclusive remedy of the parties hereto and their respective shareholders, members, directors, officers, employees, Affiliates, controlling persons, agents and assigns from and against any and all Losses asserted against, resulting to, imposed upon or incurred or suffered by, any of them, directly or indirectly, as a result of, or based upon or arising from the breach of any representation, warranty, covenant or agreement contained in this Agreement or the other Transaction Documents; provided, however, that the foregoing shall not in any way limit claims for fraud, fraudulent misrepresentation or injunctive or equitable relief (including specific performance).

(e) Payment from Escrow. Notwithstanding anything herein to the contrary, any Indemnifiable Claim required to be paid by Seller to Buyer pursuant to this Article VIII, shall be funded from the Escrowed Shares in accordance with the Escrow Agreement; provided, however, that after the exhaustion of the Escrowed Shares or termination of the Escrow Agreement, all Indemnifiable Claims for violations or breaches of the representations, warranties, covenants or agreements contained in Sections 2.8, 2.9, 3.1, 3.2, 3.3, 3.23, 3.30, 5.2, 5.6, 5.10, 5.11, and 8.1(b) shall be made, and only claims relating to Sections 2.8, 2.9, 3.1, 3.2, 3.3, 3.23, 3.30, 5.2, 5.6, 5.10, 5.11, and 8.1(b) may be made, subject to Section 8.4, against Seller directly. For purpose of the payment of Indemnifiable Claims out of the Escrowed Shares, each Escrowed Share shall be deemed to have a value equal to the Closing Price Per Share.

8.4 Limitations Upon Indemnification.

(a) Aggregate Dollar Limitation. Any indemnification to be paid by Seller to Buyer pursuant to this ARTICLE VIII shall be limited to an aggregate amount not to exceed the Escrowed Shares, except with respect to violations or breaches of the representations, warranties, covenants or agreements contained in Sections 2.8, 2.9, 3.1, 3.2, 3.3, 3.23, 3.30, 5.2, 5.6, 5.10, 5.11, and 8.1(b), for which Seller’s aggregate maximum liability (including with respect to payments made for Indemnifiable Claims brought under any other provision hereof) shall be equal to the aggregate Purchase Price actually received by Seller.

(b) Deductible. Seller shall not have any obligation to indemnify any Buyer Party under Section 8.1(a) unless and until the aggregate amount of Losses under Section 8.1(a) exceeds $100,000, and then only for the aggregate amount of Losses that exceed $100,000; provided that the foregoing deductible shall not apply to Losses arising out of violations or breaches of (i) any covenant of Seller made in this Agreement or (ii) any of the representations, warranties, covenants or agreements contained in Sections 3.1, 3.2, 3.3, 3.23 and 3.30.

8.5 Arbitration. Except as otherwise provided for herein, all claims, disputes and other matters in question arising out of, or relating to, this Agreement or the performance hereof, including, without limitation, Indemnifiable Claims, shall be submitted to, and determined by, arbitration if good faith negotiations among the parties hereto, if any, does not resolve such claim, dispute or other matter. Such arbitration shall proceed in accordance with the then-current rules for arbitration established by Judicial Arbitration Mediation Services, Inc./ENDISPUTE (“JAMS”), unless the parties hereto mutually agree otherwise, and pursuant to the following procedures:

(a) Buyer on the one hand and Seller on the other hand shall each appoint an arbitrator from the JAMS panel of retired judges, and those party-appointed arbitrators shall appoint a third arbitrator from the JAMS panel of retired judges within ten (10) days. If the party-appointed arbitrators fail to appoint a third arbitrator within the ten (10) days, such third arbitrator shall be appointed by JAMS in accordance with its rules. Notwithstanding the foregoing, if Buyer and Seller are able to agree upon the choice of one arbitrator, such proposed arbitration shall be decided by such arbitrator and all references in this ARTICLE VIII to “arbitrators” shall be replaced with the term “arbitrator” (as a reference to such single arbitrator);

(b) reasonable discovery shall be allowed in arbitration;

(c) all proceedings before the arbitrators shall be held in Chicago, Illinois or at such other location as may be mutually agreed by Buyer and Seller. The governing law shall be as specified in Section 9.4;

(d) the award rendered by the arbitrators shall be final and binding, and judgment may be entered in accordance with applicable Law and in any court having jurisdiction thereof;

(e) the award rendered by the arbitrators shall include (i) a provision that the prevailing party in such arbitration recover its costs relating to the arbitration and reasonable attorneys’ fees from the other party, (ii) the amount of such costs and fees, and (iii) an order that the losing party pay the fees and expenses of the arbitrators; and

(f) the arbitrator shall by the agreement of the parties expressly be prohibited from awarding punitive damages in connection with any claim being resolved by arbitration hereunder.

8.6 Survival. This ARTICLE VIII shall survive any termination of this Agreement or any of the other Transaction Documents.

ARTICLE IX

GENERAL

9.1 Amendments; Waivers. This Agreement and any schedule or exhibit attached hereto may be amended only by agreement in writing of all parties. No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

9.2 Schedules; Exhibits; Integration. Each schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement. This Agreement, together with such schedules and exhibits, and the other Transaction Documents constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements and understandings of the parties in connection therewith, whether oral or written, including but not limited to (i) that certain confidentiality agreement dated November 20, 2003, between Buyer and Seller (with SG Cowen Securities Corporation signing as agent), and (ii) that certain letter of intent, dated April 7, 2004, between Buyer and Seller. In the event of any conflict between this Agreement and any of the other Transaction Documents, this Agreement shall take precedence, but such documents shall, where reasonable, be deemed to be supplementary and not mutually exclusive.

9.3 Further Assurances. Except where some other standard is specifically required by a party herein, each party will use its commercially reasonable best efforts to cause all conditions to its and the other parties’ obligations hereunder to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms as soon as reasonably practicable. Each party shall execute and deliver such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

9.4 Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such State and without regard to conflicts of law doctrines.

9.5 No Assignment. Neither this Agreement nor any rights or obligations under it are assignable except that (i) Buyer may assign its rights hereunder to (a) any subsidiary of Buyer and/or to any post-Closing purchaser of a substantial part of the Purchased Assets, or (b) any lender as collateral security; provided, however, that Buyer shall continue to be liable for all of Buyer’s obligations under this Agreement and all of the other Transaction Documents, including, without limitation, the Earn-Out Payments payable hereunder, unless Seller otherwise agrees in writing to release Buyer, and (ii) Seller may assign its rights hereunder to the Permitted Transferees (whether in a liquidating distribution or otherwise), provided, that (1) Seller shall continue to be liable for all of Seller’s obligations under this Agreement and all of the other Transaction Documents, including, without limitation, indemnification obligations hereunder, unless Buyer otherwise agrees in writing to release Seller and (2) any rights of Seller hereunder (including but not limited to Seller’s rights under Section 2.3) shall be exercised exclusively by a Stockholder Representative, a liquidating trustee, or some other agent with actual authority from all such Permitted Transferees. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

9.6 Headings. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

9.7 Counterparts. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.

9.8 Publicity and Reports. Seller and Buyer will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby, and will not issue any such press release or make any such public statement prior to such consultation, except as otherwise advisable or as may be required by applicable law, rule or regulation, including but not limited to the rules of the Nasdaq, in which case reasonable efforts to consult with the other party will be made prior to such release or public statement.

9.9 Remedies Cumulative. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

9.10 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of each party, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any third Person to any party to this Agreement.

9.11 Notices. Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by telex, telefax or telecommunications mechanism provided that any notice so given is also mailed as provided in clause (c) or (c) mailed by certified or registered mail, postage prepaid, receipt requested as follows:

If to Buyer, addressed to:

SeraCare Life Sciences, Inc.

1935 Avenida del Oro, Suite F

Oceanside, California 92056

Attention: President

Facsimile: (760) 806-8933

With a copy to:

O’Melveny & Myers LLP

114 Pacifica, Suite 100

Irvine, California 92618-3318

Attention: Andor D. Terner, Esq.

Facsimile: (949) 737-2300

If to Seller, addressed to:

Genomics Collaborative, Inc.

99 Erie Street

Cambridge, MA 02139

Attention: Secretary of the Corporation

Facsimile: (617) 661-8899

With a copy to:

Bingham McCutchen LLP

150 Federal Street

Boston, MA 02110-1726

Attention: Jack Concannon, Esq.

Facsimile: (617) 951-8736

or to such other address or to such other person as either party shall have last designated by such notice to the other party. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this Section 9.11 and an appropriate answerback is received, (ii) if given by mail, three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when actually delivered at such address.

9.12 Expenses and Attorneys Fees. Seller and Buyer shall each pay their own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including but not limited to the fees, expenses and disbursements of their respective accountants and counsel. In the event of any Action for the breach of this Agreement or misrepresentation by any party, the prevailing party shall be entitled to reasonable attorney’s fees, costs and expenses incurred in such Action.

9.13 Specific Performance. Seller and Buyer each acknowledge that, in view of the uniqueness of the GCI Business and the transactions contemplated by this Agreement, each party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that the other party shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

ARTICLE X

DEFINITIONS

For all purposes of this Agreement, except as otherwise expressly provided,

(a) the terms defined in this ARTICLE X have the meanings assigned to them in this ARTICLE X and include the plural as well as the singular,

(b) all accounting terms not otherwise defined herein have the meanings assigned under GAAP,

(c) all references in this Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement,

(d) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, and

(e) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

As used in this Agreement and the Exhibits and Schedules delivered pursuant to this Agreement, the following definitions shall apply.

“Action” means any action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.

“Approval” means any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

“Associate” of a Person means

(i) a corporation or organization (other than a party to this Agreement) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities;

(ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity; and

(iii) any relative or spouse of such person or any relative of such spouse who has the same home as such person or who is a director or officer of Seller or any of their respective Affiliates.

“Buyer’s Contract Damages” means the excess of (i) the payments made by Buyer under the Designated Immaterial Contracts (but only to the extent those payment obligations were legally binding on Buyer immediately following the Closing Date) less (ii) the monetary value of the benefits received by Buyer under the Designated Immaterial Contracts (but only to the extent those benefits are associated with the payments specified in clause (i) of this definition).

“Buyer’s Disclosure Schedule” means the disclosure schedule of Buyer dated as of the date hereof, delivered by Buyer to Seller and attached hereto. The sections of the Buyer’s Disclosure Schedule have been numbered to correspond to the applicable section of this Agreement and, together with all matters under such heading, shall be deemed to qualify only that section, unless it is reasonably apparent upon reading the disclosure that the disclosure is intended to qualify another section as well, in which case such disclosure shall also be deemed to qualify such additional section.

“Closing” means the consummation of the Transactions.

“Closing Date” means the date of the Closing, which shall be the date of this Agreement unless otherwise agreed to in writing by Seller and Buyer.

“Code” means the Internal Revenue Code of 1986, as amended, or as hereafter amended.

“Contract” means any contract, agreement, lease, license, sales order, purchase order, or other legally binding commitment or instrument, whether or not in writing.

“Disclosure Schedule” means the Disclosure Schedule dated as of the date hereof, delivered by Seller to Buyer and attached hereto. The sections of the Disclosure Schedule have been numbered to correspond to the applicable section of this Agreement and, together with all matters under such heading, shall be deemed to qualify only that section, unless it is reasonably apparent upon reading the disclosure that the disclosure is intended to qualify another section as well, in which case such disclosure shall also be deemed to qualify such additional section.

“Encumbrance” means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise.

“Environmental Conditions” means the introduction into the environment of any Hazardous Substance (whether or not upon any property currently or formerly leased by Seller or any of its Affiliates and whether or not such Hazardous Substance constituted at the time thereof a violation of any Law as a result of any release of any kind whatsoever of any Hazardous Substance) as a result of which Seller has or may become liable to any person or by reason of which any property currently or formerly leased by Seller or any of its Affiliates, or any of the Purchased Assets may suffer or be subjected to any lien.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

“Excluded Contract” means any Contract (i) that requires the consent to assignment of a party thereto and for which such consent has not been obtained pursuant to Section 5.3 prior to the Closing (provided, however that the designation of such Contract as an “Excluded Contract” shall not limit Seller’s or Buyer’s obligations under Section 5.3), (ii) listed as an Excluded Asset in Section 1.3(d) of the Buyer’s Disclosure Schedule, or (iii) that is an

Undisclosed Material Contract which Buyer has not, within thirty days of the later to occur of (A) disclosure by Seller in writing to Buyer that such Contract is an Undisclosed Material Contract and (B) delivery by Seller to Buyer of a true and complete copy of such Contact (including all amendments and supplements thereto), elected in writing to assume.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“GCI Business” means collectively, (i) the collection and sale of the GCI Products (or prior to the Closing, the collection and sale of products of the same nature as those included in the Inventory), (ii) the collection, development, sale or license of GCI Products, and (iii) the performance of consulting services by Seller in connection with the sale or license of GCI Products.

“GCI Products” means (i) all Inventory acquired hereunder, (ii) all inventory collected by Buyer after the Closing Date from any collection site for which Seller has received (and, pursuant to Section 1.1(l) transferred to Buyer) a completed case report form from the collecting physician or other collecting party, (iii) all inventory collected by Buyer after the Closing Date from any donor referred to Buyer by any of the sources referenced on Section 10.1 of the Disclosure Schedule, and (iv) all Intellectual Property acquired hereunder.

“Governmental Entity” means any government or any agency, district, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Hazardous Substance” means (but shall not be limited to) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Laws as “hazardous substances,” “hazardous materials,” “hazardous wastes” or “toxic substances,” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitibility, corrosivity, reactivity, radioactivity, carcinogenicity, reproductive toxicity or “EP toxicity,” and petroleum and drilling fluids, produced waters and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy.

“Income Tax” or “Income Taxes” means all Taxes based upon, measured by, or calculated with respect to (i) gross or net income or gross or net receipts or profits (including, but not limited to, any capital gains, minimum taxes and any Taxes on items of tax preference, but not including sales, use, goods and services, real or personal property transfer or other similar Taxes), (ii) multiple bases (including, but not limited to, corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in clause (i) above or (iii) withholding taxes measured by, or calculated with respect to, any payments or distributions (other than wages).

“Indemnifiable Claim” means any Loss for or against which any party is entitled to indemnification under this Agreement; “Indemnified Party” means the party entitled to indemnity hereunder; and “Indemnifying Party” means the party obligated to provide indemnification hereunder.

“Knowledge” means (i) in the case of Seller, the knowledge of any of Rick Episcopo, Michael Pellini, Jason Ryan, Kevin Krenitsky, Kristin Ardlie and Mark Pytlik and (ii) in the case of Buyer, the knowledge of any of Michael Crowley, Jr., Tim Hart and Jerry Burdick. For purposes of this Agreement, an individual will be deemed to have “knowledge” of a particular fact or matter if (A) such individual is actually aware of such fact or matter, or (B) if such individual in connection with the discharge of his or her employment responsibilities should reasonably be expected to have acquired knowledge of a particular fact or matter.

“Law” means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity and any Order.

“Loss” means any action, cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including but not limited to, interest or other carrying costs, penalties, reasonable legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified person.

“Material Contract” has the meaning given such term in Section 3.12.

“Nasdaq” means the National Association of Securities Dealers Automated Quotations.

“Net Assets” means the Purchased Assets less the Assumed Liabilities, each as determined in accordance with GAAP, applied in a manner consistent with Seller’s audited financial statements for the year ended December 31, 2003. Notwithstanding the foregoing, for purposes of calculating Net Assets, the following modifications shall apply, whether or not such rules are otherwise in accordance with GAAP: (i) Cash or cash equivalents withheld under Sections 1.1(i) and 1.3(e) shall not be deemed to be Purchased Assets, (ii) no portion of payments due under any real property lease, nor the value of such lease, shall be included as either a Purchased Asset or an Assumed Liability (provided, that prepaid rent and deposits held pursuant to the real property lease specified on Section 1.1(e) of the Disclosure Schedule shall be included as Purchased Assets and deferred rent on such lease shall be included as an Assumed Liability), (iii) any prepaid, accrued, or deferred Tax assets and liabilities shall not be included as either a Purchased Asset or an Assumed Liability, and (iv) none of Seller’s rights or interests arising under or in connection with any insurance policies covering all or a portion of the Purchased Assets or the GCI Business (including, but not limited to any prepaid premiums or rights to refunds under such insurance policies) shall be deemed to be Purchased Assets.

“Net Sales” means (A) the sum of (1) the gross revenues from the sale by Buyer after the Closing Date of GCI Products, (2) the gross revenues from the sale or license by Buyer after the Closing Date of the GCI Products, and (3) the gross revenues from the performance by Buyer after the Closing of consulting services in connection with the sale or license of GCI Products, in each case as recorded and measured in accordance with GAAP and consistent with Buyer’s normal business practices, minus (B) reasonable reductions relating to normal and customary trade and quantity discounts, allowances and rebates, returns and replacements, warranty costs, special handling or shipping, samples, taxes and duties to the extent the foregoing are actually paid or accrued on the books and records of Buyer in accordance with GAAP. For the avoidance of doubt, the reductions in gross sales set forth in clause (B) of the foregoing sentence shall not, without the prior written consent of Seller (which consent cannot be unreasonably withheld), include any expense not substantially related to or required for Buyer’s operation of the GCI Business after the Closing Date. Notwithstanding anything to the contrary contained herein, and whether or not otherwise included as “gross sales” pursuant to GAAP, Net Sales shall be deemed to include (without duplication) one hundred percent (100%) of the gross revenues earned by the last Affiliate or Associate entity of Buyer (whether such ultimate selling Person is itself an Affiliate or Associate of Buyer or only of some Affiliate or Associate of Buyer) that sells, licenses or sub-distributes to third parties goods or services produced by Buyer in its operation of the GCI Business.

“Order” means any decree, injunction, judgment, order, ruling, assessment or writ.

“Permit” means any license, permit, franchise, certificate of authority, or order, or any waiver of the foregoing, required to be issued by any Governmental Entity.

“Permitted Liens” means (a) liens for Taxes and other governmental assessments or charges not yet due and payable or which are set forth on Section 10.2 of the Disclosure Schedule and are being contested in good faith and by appropriate proceedings; (b) minor liens which in the aggregate relate to claims totaling less than $25,000, do not materially detract from the value or transferability of the property or assets subject thereto or materially interfere with the present use and have not arisen other than in the ordinary course of business; and (c) liens securing the Assumed Liabilities.

“Person” means an association, a corporation, an individual, a partnership, a trust or any other entity or organization, including a Governmental Entity.

“Rotterdam Realty Litigation” means any and all judicial and extrajudicial proceedings, including all appeals, arising out of or related to Rotterdam Realty, Inc. v. Genomics Collaborative, Inc., Case No. 01-2181, currently pending in the Superior Court of the Commonwealth of Massachusetts.

“Specifications” means the specifications for processed Inventory set forth on Section 10.3 of the Disclosure Schedule.

“Tax” means any foreign, federal, state, county or local income, sales, use, excise, franchise, ad valorem, real and personal property, transfer, gross receipt, stamp, premium, profits, customs, duties, windfall profits, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding taxes, fees, assessments or charges of any kind whatever imposed by any Governmental Entity, any interest and penalties (civil or criminal), additions to tax, payments in lieu of taxes or additional amounts related thereto or to the nonpayment thereof, and any Loss in connection with the determination, settlement or litigation of any Tax liability.

“Tax Return” means a declaration, statement, report, return or other document or information required to be filed or supplied with respect to Taxes.

“Transaction Documents” means this Agreement, the Disclosure Schedule, the Exhibits hereto, and any other documents contemplated or required hereby or thereby.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Undisclosed Material Contract” means a Material Contract which is not listed on Section 3.12 of the Disclosure Schedule.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

SERACARE LIFE SCIENCES, INC.

By:	/s/ Michael Crowley II
Name:	Michael Crowley II
Title:	CEO

GENOMICS COLLABORATIVE, INC.

By:	/s/ Rick Episcopo
Name:	Rick Episcopo
Title:	President & CEO

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